                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                      Pacific Aerospace & Electronics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, $0.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    693758104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                   Greenwich Street Capital Partners II, L.P.
                           500 Campus Drive, Suite 220
                         Florham Park, New Jersey 07932
                            Attn: Matthew C. Kaufman
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                 March 19, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the Schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

The information required on this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).




                         (Continued on following pages)
                                 (Page 1 of 45)

                                  SCHEDULE 13D
---------------------                                       --------------------
 CUSIP No. 693758104                                         Page 2 of 45 Pages
---------------------                                       --------------------

--------------------------------------------------------------------------------

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            GSC Recovery II, L.P.
--------------------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [ ]
                                                                     (b)   [X]

--------------------------------------------------------------------------------

   3      SEC USE ONLY

--------------------------------------------------------------------------------

   4      SOURCE OF FUNDS

            OO
--------------------------------------------------------------------------------

   5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                       [ ]

--------------------------------------------------------------------------------

   6      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------

                        7      SOLE VOTING POWER
  NUMBER OF                      0
   SHARES              --------------------------------------------------------
 BENEFICIALLY           8      SHARED VOTING POWER
  OWNED BY                       4,161,126,746*
    EACH               --------------------------------------------------------
  REPORTING             9      SOLE DISPOSITIVE POWER
 PERSON WITH                     0
                       --------------------------------------------------------
                        10     SHARED DISPOSITIVE POWER
                                 2,644,656,383
--------------------------------------------------------------------------------

  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,161,126,746*
--------------------------------------------------------------------------------

  12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                          [  ]

--------------------------------------------------------------------------------

  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            83.95%*
--------------------------------------------------------------------------------

  14      TYPE OF REPORTING PERSON

            PN
--------------------------------------------------------------------------------

* Due to GSC Recovery II, L.P. and GSCP Recovery, Inc.'s participation in the negotiations relating to the Exchange (as defined herein) and pursuant to the Voting Agreement (as defined herein), the entity identified in Item 1 above may be deemed to have been a member of the 13D Group (as defined herein) and therefore may be deemed to have had shared voting power over an aggregate of 1,516,470,363 shares held by the Other Holders (as defined herein) (including 192,984,266 shares held by the William E. Simon Group Members (as defined herein)). Notwithstanding the foregoing, pursuant to the subsequent Amendment (as defined herein), such entity disclaims beneficial ownership of the shares held by the William E. Simon Group Members and claims beneficial ownership only with respect to 3,968,142,480 shares or 80.06% over which it, the other Reporting Persons (as defined herein) and the MW Post Group Members (as defined herein) have shared voting power and then only to the extent such beneficial ownership may arise as a result of the negotiation of the Exchange and entering into the Voting Agreement.




                                 (Page 2 of 45)

                                  SCHEDULE 13D
---------------------                                       --------------------
 CUSIP No. 693758104                                         Page 3 of 45 Pages
---------------------                                       --------------------

--------------------------------------------------------------------------------

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            GSC Recovery II GP, L.P.
--------------------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [ ]
                                                                     (b)   [X]

--------------------------------------------------------------------------------

   3      SEC USE ONLY

--------------------------------------------------------------------------------

   4      SOURCE OF FUNDS

            OO
--------------------------------------------------------------------------------

   5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                       [ ]

--------------------------------------------------------------------------------

   6      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------

                        7      SOLE VOTING POWER
  NUMBER OF                      0
   SHARES              --------------------------------------------------------
 BENEFICIALLY           8      SHARED VOTING POWER
  OWNED BY                       4,161,126,746*
    EACH               --------------------------------------------------------
  REPORTING             9      SOLE DISPOSITIVE POWER
 PERSON WITH                     0
                       --------------------------------------------------------
                        10     SHARED DISPOSITIVE POWER
                                 2,644,656,383
--------------------------------------------------------------------------------

  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,161,126,746*
--------------------------------------------------------------------------------

  12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                          [  ]

--------------------------------------------------------------------------------

  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            83.95%*
--------------------------------------------------------------------------------

  14      TYPE OF REPORTING PERSON

            PN
--------------------------------------------------------------------------------

* Due to GSC Recovery II, L.P. and GSCP Recovery, Inc.'s participation in the negotiations relating to the Exchange (as defined herein) and pursuant to the Voting Agreement (as defined herein), the entity identified in Item 1 above may be deemed to have been a member of the 13D Group (as defined herein) and therefore may be deemed to have had shared voting power over an aggregate of 1,516,470,363 shares held by the Other Holders (as defined herein) (including 192,984,266 shares held by the William E. Simon Group Members (as defined herein)). Notwithstanding the foregoing, pursuant to the subsequent Amendment (as defined herein), such entity disclaims beneficial ownership of the shares held by the William E. Simon Group Members and claims beneficial ownership only with respect to 3,968,142,480 shares or 80.06% over which it, the other Reporting Persons (as defined herein) and the MW Post Group Members (as defined herein) have shared voting power and then only to the extent such beneficial ownership may arise as a result of the negotiation of the Exchange and entering into the Voting Agreement.




                                 (Page 3 of 45)

                                  SCHEDULE 13D
---------------------                                       --------------------
 CUSIP No. 693758104                                         Page 4 of 45 Pages
---------------------                                       --------------------

--------------------------------------------------------------------------------

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            GSC RII, L.L.C.
--------------------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [ ]
                                                                     (b)   [X]

--------------------------------------------------------------------------------

   3      SEC USE ONLY

--------------------------------------------------------------------------------

   4      SOURCE OF FUNDS

            OO
--------------------------------------------------------------------------------

   5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                       [ ]

--------------------------------------------------------------------------------

   6      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------

                        7      SOLE VOTING POWER
  NUMBER OF                      0
   SHARES              --------------------------------------------------------
 BENEFICIALLY           8      SHARED VOTING POWER
  OWNED BY                       4,161,126,746*
    EACH               --------------------------------------------------------
  REPORTING             9      SOLE DISPOSITIVE POWER
 PERSON WITH                     0
                       --------------------------------------------------------
                        10     SHARED DISPOSITIVE POWER
                                 2,644,656,383
--------------------------------------------------------------------------------

  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,161,126,746*
--------------------------------------------------------------------------------

  12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                          [  ]

--------------------------------------------------------------------------------

  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            83.95%*
--------------------------------------------------------------------------------

  14      TYPE OF REPORTING PERSON

            OO
--------------------------------------------------------------------------------

* Due to GSC Recovery II, L.P. and GSCP Recovery, Inc.'s participation in the negotiations relating to the Exchange (as defined herein) and pursuant to the Voting Agreement (as defined herein), the entity identified in Item 1 above may be deemed to have been a member of the 13D Group (as defined herein) and therefore may be deemed to have had shared voting power over an aggregate of 1,516,470,363 shares held by the Other Holders (as defined herein) (including 192,984,266 shares held by the William E. Simon Group Members (as defined herein)). Notwithstanding the foregoing, pursuant to the subsequent Amendment (as defined herein), such entity disclaims beneficial ownership of the shares held by the William E. Simon Group Members and claims beneficial ownership only with respect to 3,968,142,480 shares or 80.06% over which it, the other Reporting Persons (as defined herein) and the MW Post Group Members (as defined herein) have shared voting power and then only to the extent such beneficial ownership may arise as a result of the negotiation of the Exchange and entering into the Voting Agreement.




                                 (Page 4 of 45)

                                  SCHEDULE 13D
---------------------                                       --------------------
 CUSIP No. 693758104                                         Page 5 of 45 Pages
---------------------                                       --------------------

--------------------------------------------------------------------------------

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            GSCP (NJ) Holdings, L.P.
--------------------------------------------------------------------------------

  02      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [ ]
                                                                     (b)   [X]

--------------------------------------------------------------------------------

   3      SEC USE ONLY

--------------------------------------------------------------------------------

   4      SOURCE OF FUNDS

            OO
--------------------------------------------------------------------------------

   5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                       [ ]

--------------------------------------------------------------------------------

   6      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------

                        7      SOLE VOTING POWER
  NUMBER OF                      0
   SHARES              --------------------------------------------------------
 BENEFICIALLY           8      SHARED VOTING POWER
  OWNED BY                       4,161,126,746*
    EACH               --------------------------------------------------------
  REPORTING             9      SOLE DISPOSITIVE POWER
 PERSON WITH                     0
                       --------------------------------------------------------
                        10     SHARED DISPOSITIVE POWER
                                 2,644,656,383
--------------------------------------------------------------------------------

  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,161,126,746*
--------------------------------------------------------------------------------

  12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                          [  ]

--------------------------------------------------------------------------------

  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            83.95%*
--------------------------------------------------------------------------------

  14      TYPE OF REPORTING PERSON

            PN
--------------------------------------------------------------------------------

* Due to GSC Recovery II, L.P. and GSCP Recovery, Inc.'s participation in the negotiations relating to the Exchange (as defined herein) and pursuant to the Voting Agreement (as defined herein), the entity identified in Item 1 above may be deemed to have been a member of the 13D Group (as defined herein) and therefore may be deemed to have had shared voting power over an aggregate of 1,516,470,363 shares held by the Other Holders (as defined herein) (including 192,984,266 shares held by the William E. Simon Group Members (as defined herein)). Notwithstanding the foregoing, pursuant to the subsequent Amendment (as defined herein), such entity disclaims beneficial ownership of the shares held by the William E. Simon Group Members and claims beneficial ownership only with respect to 3,968,142,480 shares or 80.06% over which it, the other Reporting Persons (as defined herein) and the MW Post Group Members (as defined herein) have shared voting power and then only to the extent such beneficial ownership may arise as a result of the negotiation of the Exchange and entering into the Voting Agreement.




                                 (Page 5 of 45)

                                  SCHEDULE 13D
---------------------                                       --------------------
 CUSIP No. 693758104                                         Page 6 of 45 Pages
---------------------                                       --------------------

--------------------------------------------------------------------------------

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            GSCP (NJ), Inc.
--------------------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [ ]
                                                                     (b)   [X]

--------------------------------------------------------------------------------

   3      SEC USE ONLY

--------------------------------------------------------------------------------

   4      SOURCE OF FUNDS

            OO
--------------------------------------------------------------------------------

   5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                       [ ]

--------------------------------------------------------------------------------

   6      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------

                        7      SOLE VOTING POWER
  NUMBER OF                      0
   SHARES              --------------------------------------------------------
 BENEFICIALLY           8      SHARED VOTING POWER
  OWNED BY                       4,161,126,746*
    EACH               --------------------------------------------------------
  REPORTING             9      SOLE DISPOSITIVE POWER
 PERSON WITH                     0
                       --------------------------------------------------------
                        10     SHARED DISPOSITIVE POWER
                                 2,644,656,383
--------------------------------------------------------------------------------

  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,161,126,746*
--------------------------------------------------------------------------------

  12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                          [  ]

--------------------------------------------------------------------------------

  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            83.95%*
--------------------------------------------------------------------------------

  14      TYPE OF REPORTING PERSON

            CO
--------------------------------------------------------------------------------

* Due to GSC Recovery II, L.P. and GSCP Recovery, Inc.'s participation in the negotiations relating to the Exchange (as defined herein) and pursuant to the Voting Agreement (as defined herein), the entity identified in Item 1 above may be deemed to have been a member of the 13D Group (as defined herein) and therefore may be deemed to have had shared voting power over an aggregate of 1,516,470,363 shares held by the Other Holders (as defined herein) (including 192,984,266 shares held by the William E. Simon Group Members (as defined herein)). Notwithstanding the foregoing, pursuant to the subsequent Amendment (as defined herein), such entity disclaims beneficial ownership of the shares held by the William E. Simon Group Members and claims beneficial ownership only with respect to 3,968,142,480 shares or 80.06% over which it, the other Reporting Persons (as defined herein) and the MW Post Group Members (as defined herein) have shared voting power and then only to the extent such beneficial ownership may arise as a result of the negotiation of the Exchange and entering into the Voting Agreement.




                                 (Page 6 of 45)

                                  SCHEDULE 13D
---------------------                                       --------------------
 CUSIP No. 693758104                                         Page 7 of 45 Pages
---------------------                                       --------------------

--------------------------------------------------------------------------------

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            GSCP Recovery, Inc.
--------------------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [ ]
                                                                     (b)   [X]

--------------------------------------------------------------------------------

   3      SEC USE ONLY

--------------------------------------------------------------------------------

   4      SOURCE OF FUNDS

            OO
--------------------------------------------------------------------------------

   5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                       [ ]

--------------------------------------------------------------------------------

   6      CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
--------------------------------------------------------------------------------

                        7      SOLE VOTING POWER
  NUMBER OF                      0
   SHARES              --------------------------------------------------------
 BENEFICIALLY           8      SHARED VOTING POWER
  OWNED BY                       4,161,126,746*
    EACH               --------------------------------------------------------
  REPORTING             9      SOLE DISPOSITIVE POWER
 PERSON WITH                     0
                       --------------------------------------------------------
                        10     SHARED DISPOSITIVE POWER
                                 2,644,656,383
--------------------------------------------------------------------------------

  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,161,126,746*
--------------------------------------------------------------------------------

  12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                          [  ]

--------------------------------------------------------------------------------

  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            83.95%*
--------------------------------------------------------------------------------

  14      TYPE OF REPORTING PERSON

            CO
--------------------------------------------------------------------------------

* Due to GSC Recovery II, L.P. and GSCP Recovery, Inc.'s participation in the negotiations relating to the Exchange (as defined herein) and pursuant to the Voting Agreement (as defined herein), the entity identified in Item 1 above may be deemed to have been a member of the 13D Group (as defined herein) and therefore may be deemed to have had shared voting power over an aggregate of 1,516,470,363 shares held by the Other Holders (as defined herein) (including 192,984,266 shares held by the William E. Simon Group Members (as defined herein)). Notwithstanding the foregoing, pursuant to the subsequent Amendment (as defined herein), such entity disclaims beneficial ownership of the shares held by the William E. Simon Group Members and claims beneficial ownership only with respect to 3,968,142,480 shares or 80.06% over which it, the other Reporting Persons (as defined herein) and the MW Post Group Members (as defined herein) have shared voting power and then only to the extent such beneficial ownership may arise as a result of the negotiation of the Exchange and entering into the Voting Agreement.




                                 (Page 7 of 45)

                                  SCHEDULE 13D
---------------------                                       --------------------
 CUSIP No. 693758104                                         Page 8 of 45 Pages
---------------------                                       --------------------

--------------------------------------------------------------------------------

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Greenwich Street Capital Partners II, L.P.
--------------------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [ ]
                                                                     (b)   [X]

--------------------------------------------------------------------------------

   3      SEC USE ONLY

--------------------------------------------------------------------------------

   4      SOURCE OF FUNDS

            OO
--------------------------------------------------------------------------------

   5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                       [ ]

--------------------------------------------------------------------------------

   6      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------

                        7      SOLE VOTING POWER
  NUMBER OF                      0
   SHARES              --------------------------------------------------------
 BENEFICIALLY           8      SHARED VOTING POWER
  OWNED BY                       4,161,126,746*
    EACH               --------------------------------------------------------
  REPORTING             9      SOLE DISPOSITIVE POWER
 PERSON WITH                     0
                       --------------------------------------------------------
                        10     SHARED DISPOSITIVE POWER
                                 2,644,656,383
--------------------------------------------------------------------------------

  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,161,126,746*
--------------------------------------------------------------------------------

  12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                          [  ]

--------------------------------------------------------------------------------

  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            83.95%*
--------------------------------------------------------------------------------

  14      TYPE OF REPORTING PERSON

            PN
--------------------------------------------------------------------------------

* Due to GSC Recovery II, L.P. and GSCP Recovery, Inc.'s participation in the negotiations relating to the Exchange (as defined herein) and pursuant to the Voting Agreement (as defined herein), the entity identified in Item 1 above may be deemed to have been a member of the 13D Group (as defined herein) and therefore may be deemed to have had shared voting power over an aggregate of 1,516,470,363 shares held by the Other Holders (as defined herein) (including 192,984,266 shares held by the William E. Simon Group Members (as defined herein)). Notwithstanding the foregoing, pursuant to the subsequent Amendment (as defined herein), such entity disclaims beneficial ownership of the shares held by the William E. Simon Group Members and claims beneficial ownership only with respect to 3,968,142,480 shares or 80.06% over which it, the other Reporting Persons (as defined herein) and the MW Post Group Members (as defined herein) have shared voting power and then only to the extent such beneficial ownership may arise as a result of the negotiation of the Exchange and entering into the Voting Agreement.




                                 (Page 8 of 45)

                                  SCHEDULE 13D
---------------------                                       --------------------
 CUSIP No. 693758104                                         Page 9 of 45 Pages
---------------------                                       --------------------

--------------------------------------------------------------------------------

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            GSCP Offshore Fund, L.P.
--------------------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [ ]
                                                                     (b)   [X]

--------------------------------------------------------------------------------

   3      SEC USE ONLY

--------------------------------------------------------------------------------

   4      SOURCE OF FUNDS

            OO
--------------------------------------------------------------------------------

   5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                       [ ]

--------------------------------------------------------------------------------

   6      CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
--------------------------------------------------------------------------------

                        7      SOLE VOTING POWER
  NUMBER OF                      0
   SHARES              --------------------------------------------------------
 BENEFICIALLY           8      SHARED VOTING POWER
  OWNED BY                       4,161,126,746*
    EACH               --------------------------------------------------------
  REPORTING             9      SOLE DISPOSITIVE POWER
 PERSON WITH                     0
                       --------------------------------------------------------
                        10     SHARED DISPOSITIVE POWER
                                 2,644,656,383
--------------------------------------------------------------------------------

  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,161,126,746*
--------------------------------------------------------------------------------

  12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                          [  ]

--------------------------------------------------------------------------------

  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            83.95%*
--------------------------------------------------------------------------------

  14      TYPE OF REPORTING PERSON

            PN
--------------------------------------------------------------------------------

* Due to GSC Recovery II, L.P. and GSCP Recovery, Inc.'s participation in the negotiations relating to the Exchange (as defined herein) and pursuant to the Voting Agreement (as defined herein), the entity identified in Item 1 above may be deemed to have been a member of the 13D Group (as defined herein) and therefore may be deemed to have had shared voting power over an aggregate of 1,516,470,363 shares held by the Other Holders (as defined herein) (including 192,984,266 shares held by the William E. Simon Group Members (as defined herein)). Notwithstanding the foregoing, pursuant to the subsequent Amendment (as defined herein), such entity disclaims beneficial ownership of the shares held by the William E. Simon Group Members and claims beneficial ownership only with respect to 3,968,142,480 shares or 80.06% over which it, the other Reporting Persons (as defined herein) and the MW Post Group Members (as defined herein) have shared voting power and then only to the extent such beneficial ownership may arise as a result of the negotiation of the Exchange and entering into the Voting Agreement.




                                 (Page 9 of 45)

                                  SCHEDULE 13D
---------------------                                      ---------------------
 CUSIP No. 693758104                                        Page 10 of 45 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Greenwich Street Employees Fund, L.P.
--------------------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [ ]
                                                                     (b)   [X]

--------------------------------------------------------------------------------

   3      SEC USE ONLY

--------------------------------------------------------------------------------

   4      SOURCE OF FUNDS

            OO
--------------------------------------------------------------------------------

   5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                       [ ]

--------------------------------------------------------------------------------

   6      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------

                        7      SOLE VOTING POWER
  NUMBER OF                      0
   SHARES              --------------------------------------------------------
 BENEFICIALLY           8      SHARED VOTING POWER
  OWNED BY                       4,161,126,746*
    EACH               --------------------------------------------------------
  REPORTING             9      SOLE DISPOSITIVE POWER
 PERSON WITH                     0
                       --------------------------------------------------------
                        10     SHARED DISPOSITIVE POWER
                                 2,644,656,383
--------------------------------------------------------------------------------

  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,161,126,746*
--------------------------------------------------------------------------------

  12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                          [  ]

--------------------------------------------------------------------------------

  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            83.95%*
--------------------------------------------------------------------------------

  14      TYPE OF REPORTING PERSON

            PN
--------------------------------------------------------------------------------

* Due to GSC Recovery II, L.P. and GSCP Recovery, Inc.'s participation in the negotiations relating to the Exchange (as defined herein) and pursuant to the Voting Agreement (as defined herein), the entity identified in Item 1 above may be deemed to have been a member of the 13D Group (as defined herein) and therefore may be deemed to have had shared voting power over an aggregate of 1,516,470,363 shares held by the Other Holders (as defined herein) (including 192,984,266 shares held by the William E. Simon Group Members (as defined herein)). Notwithstanding the foregoing, pursuant to the subsequent Amendment (as defined herein), such entity disclaims beneficial ownership of the shares held by the William E. Simon Group Members and claims beneficial ownership only with respect to 3,968,142,480 shares or 80.06% over which it, the other Reporting Persons (as defined herein) and the MW Post Group Members (as defined herein) have shared voting power and then only to the extent such beneficial ownership may arise as a result of the negotiation of the Exchange and entering into the Voting Agreement.




                                (Page 10 of 45)

                                  SCHEDULE 13D
---------------------                                      ---------------------
 CUSIP No. 693758104                                        Page 11 of 45 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Greenwich Fund, L.P.
--------------------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [ ]
                                                                     (b)   [X]

--------------------------------------------------------------------------------

   3      SEC USE ONLY

--------------------------------------------------------------------------------

   4      SOURCE OF FUNDS

            OO
--------------------------------------------------------------------------------

   5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                       [ ]

--------------------------------------------------------------------------------

   6      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------

                        7      SOLE VOTING POWER
  NUMBER OF                      0
   SHARES              --------------------------------------------------------
 BENEFICIALLY           8      SHARED VOTING POWER
  OWNED BY                       4,161,126,746*
    EACH               --------------------------------------------------------
  REPORTING             9      SOLE DISPOSITIVE POWER
 PERSON WITH                     0
                       --------------------------------------------------------
                        10     SHARED DISPOSITIVE POWER
                                 2,644,656,383
--------------------------------------------------------------------------------

  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,161,126,746*
--------------------------------------------------------------------------------

  12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                          [  ]

--------------------------------------------------------------------------------

  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            83.95%*
--------------------------------------------------------------------------------

  14      TYPE OF REPORTING PERSON

            PN
--------------------------------------------------------------------------------

* Due to GSC Recovery II, L.P. and GSCP Recovery, Inc.'s participation in the negotiations relating to the Exchange (as defined herein) and pursuant to the Voting Agreement (as defined herein), the entity identified in Item 1 above may be deemed to have been a member of the 13D Group (as defined herein) and therefore may be deemed to have had shared voting power over an aggregate of 1,516,470,363 shares held by the Other Holders (as defined herein) (including 192,984,266 shares held by the William E. Simon Group Members (as defined herein)). Notwithstanding the foregoing, pursuant to the subsequent Amendment (as defined herein), such entity disclaims beneficial ownership of the shares held by the William E. Simon Group Members and claims beneficial ownership only with respect to 3,968,142,480 shares or 80.06% over which it, the other Reporting Persons (as defined herein) and the MW Post Group Members (as defined herein) have shared voting power and then only to the extent such beneficial ownership may arise as a result of the negotiation of the Exchange and entering into the Voting Agreement.




                                (Page 11 of 45)

                                  SCHEDULE 13D
---------------------                                      ---------------------
 CUSIP No. 693758104                                        Page 12 of 45 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            TRV Executive Fund, L.P.
--------------------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [ ]
                                                                     (b)   [X]

--------------------------------------------------------------------------------

   3      SEC USE ONLY

--------------------------------------------------------------------------------

   4      SOURCE OF FUNDS

            OO
--------------------------------------------------------------------------------

   5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                       [ ]

--------------------------------------------------------------------------------

   6      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------

                        7      SOLE VOTING POWER
  NUMBER OF                      0
   SHARES              --------------------------------------------------------
 BENEFICIALLY           8      SHARED VOTING POWER
  OWNED BY                       4,161,126,746*
    EACH               --------------------------------------------------------
  REPORTING             9      SOLE DISPOSITIVE POWER
 PERSON WITH                     0
                       --------------------------------------------------------
                        10     SHARED DISPOSITIVE POWER
                                 2,644,656,383
--------------------------------------------------------------------------------

  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,161,126,746*
--------------------------------------------------------------------------------

  12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                          [  ]

--------------------------------------------------------------------------------

  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            83.95%*
--------------------------------------------------------------------------------

  14      TYPE OF REPORTING PERSON

            PN
--------------------------------------------------------------------------------

* Due to GSC Recovery II, L.P. and GSCP Recovery, Inc.'s participation in the negotiations relating to the Exchange (as defined herein) and pursuant to the Voting Agreement (as defined herein), the entity identified in Item 1 above may be deemed to have been a member of the 13D Group (as defined herein) and therefore may be deemed to have had shared voting power over an aggregate of 1,516,470,363 shares held by the Other Holders (as defined herein) (including 192,984,266 shares held by the William E. Simon Group Members (as defined herein)). Notwithstanding the foregoing, pursuant to the subsequent Amendment (as defined herein), such entity disclaims beneficial ownership of the shares held by the William E. Simon Group Members and claims beneficial ownership only with respect to 3,968,142,480 shares or 80.06% over which it, the other Reporting Persons (as defined herein) and the MW Post Group Members (as defined herein) have shared voting power and then only to the extent such beneficial ownership may arise as a result of the negotiation of the Exchange and entering into the Voting Agreement.




                                (Page 12 of 45)

                                  SCHEDULE 13D
---------------------                                      ---------------------
 CUSIP No. 693758104                                        Page 13 of 45 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Greenwich Street Investments II, L.L.C.
--------------------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [ ]
                                                                     (b)   [X]

--------------------------------------------------------------------------------

   3      SEC USE ONLY

--------------------------------------------------------------------------------

   4      SOURCE OF FUNDS

            OO
--------------------------------------------------------------------------------

   5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                       [ ]

--------------------------------------------------------------------------------

   6      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------

                        7      SOLE VOTING POWER
  NUMBER OF                      0
   SHARES              --------------------------------------------------------
 BENEFICIALLY           8      SHARED VOTING POWER
  OWNED BY                       4,161,126,746*
    EACH               --------------------------------------------------------
  REPORTING             9      SOLE DISPOSITIVE POWER
 PERSON WITH                     0
                       --------------------------------------------------------
                        10     SHARED DISPOSITIVE POWER
                                 2,644,656,383
--------------------------------------------------------------------------------

  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,161,126,746*
--------------------------------------------------------------------------------

  12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                          [  ]

--------------------------------------------------------------------------------

  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            83.95%*
--------------------------------------------------------------------------------

  14      TYPE OF REPORTING PERSON

            OO
--------------------------------------------------------------------------------

* Due to GSC Recovery II, L.P. and GSCP Recovery, Inc.'s participation in the negotiations relating to the Exchange (as defined herein) and pursuant to the Voting Agreement (as defined herein), the entity identified in Item 1 above may be deemed to have been a member of the 13D Group (as defined herein) and therefore may be deemed to have had shared voting power over an aggregate of 1,516,470,363 shares held by the Other Holders (as defined herein) (including 192,984,266 shares held by the William E. Simon Group Members (as defined herein)). Notwithstanding the foregoing, pursuant to the subsequent Amendment (as defined herein), such entity disclaims beneficial ownership of the shares held by the William E. Simon Group Members and claims beneficial ownership only with respect to 3,968,142,480 shares or 80.06% over which it, the other Reporting Persons (as defined herein) and the MW Post Group Members (as defined herein) have shared voting power and then only to the extent such beneficial ownership may arise as a result of the negotiation of the Exchange and entering into the Voting Agreement.




                                (Page 13 of 45)

                                  SCHEDULE 13D
---------------------                                      ---------------------
 CUSIP No. 693758104                                        Page 14 of 45 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            GSCP (NJ), L.P.
--------------------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [ ]
                                                                     (b)   [X]

--------------------------------------------------------------------------------

   3      SEC USE ONLY

--------------------------------------------------------------------------------

   4      SOURCE OF FUNDS

            OO
--------------------------------------------------------------------------------

   5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                       [ ]

--------------------------------------------------------------------------------

   6      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------

                        7      SOLE VOTING POWER
  NUMBER OF                      0
   SHARES              --------------------------------------------------------
 BENEFICIALLY           8      SHARED VOTING POWER
  OWNED BY                       4,161,126,746*
    EACH               --------------------------------------------------------
  REPORTING             9      SOLE DISPOSITIVE POWER
 PERSON WITH                     0
                       --------------------------------------------------------
                        10     SHARED DISPOSITIVE POWER
                                 2,644,656,383
--------------------------------------------------------------------------------

  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,161,126,746*
--------------------------------------------------------------------------------

  12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                          [  ]

--------------------------------------------------------------------------------

  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            83.95%*
--------------------------------------------------------------------------------

  14      TYPE OF REPORTING PERSON

            PN
--------------------------------------------------------------------------------

* Due to GSC Recovery II, L.P. and GSCP Recovery, Inc.'s participation in the negotiations relating to the Exchange (as defined herein) and pursuant to the Voting Agreement (as defined herein), the entity identified in Item 1 above may be deemed to have been a member of the 13D Group (as defined herein) and therefore may be deemed to have had shared voting power over an aggregate of 1,516,470,363 shares held by the Other Holders (as defined herein) (including 192,984,266 shares held by the William E. Simon Group Members (as defined herein)). Notwithstanding the foregoing, pursuant to the subsequent Amendment (as defined herein), such entity disclaims beneficial ownership of the shares held by the William E. Simon Group Members and claims beneficial ownership only with respect to 3,968,142,480 shares or 80.06% over which it, the other Reporting Persons (as defined herein) and the MW Post Group Members (as defined herein) have shared voting power and then only to the extent such beneficial ownership may arise as a result of the negotiation of the Exchange and entering into the Voting Agreement.




                                (Page 14 of 45)

                                  SCHEDULE 13D
---------------------                                      ---------------------
 CUSIP No. 693758104                                        Page 15 of 45 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Keith W. Abell
--------------------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [ ]
                                                                     (b)   [X]

--------------------------------------------------------------------------------

   3      SEC USE ONLY

--------------------------------------------------------------------------------

   4      SOURCE OF FUNDS

            OO
--------------------------------------------------------------------------------

   5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                       [ ]

--------------------------------------------------------------------------------

   6      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------

                        7      SOLE VOTING POWER
  NUMBER OF                      0
   SHARES              --------------------------------------------------------
 BENEFICIALLY           8      SHARED VOTING POWER
  OWNED BY                       4,161,126,746*
    EACH               --------------------------------------------------------
  REPORTING             9      SOLE DISPOSITIVE POWER
 PERSON WITH                     0
                       --------------------------------------------------------
                        10     SHARED DISPOSITIVE POWER
                                 2,644,656,383
--------------------------------------------------------------------------------

  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,161,126,746*
--------------------------------------------------------------------------------

  12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                          [  ]

--------------------------------------------------------------------------------

  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            83.95%*
--------------------------------------------------------------------------------

  14      TYPE OF REPORTING PERSON

            IN
--------------------------------------------------------------------------------

* Due to GSC Recovery II, L.P. and GSCP Recovery, Inc.'s participation in the negotiations relating to the Exchange (as defined herein) and pursuant to the Voting Agreement (as defined herein), the entity identified in Item 1 above may be deemed to have been a member of the 13D Group (as defined herein) and therefore may be deemed to have had shared voting power over an aggregate of 1,516,470,363 shares held by the Other Holders (as defined herein) (including 192,984,266 shares held by the William E. Simon Group Members (as defined herein)). Notwithstanding the foregoing, pursuant to the subsequent Amendment (as defined herein), such entity disclaims beneficial ownership of the shares held by the William E. Simon Group Members and claims beneficial ownership only with respect to 3,968,142,480 shares or 80.06% over which it, the other Reporting Persons (as defined herein) and the MW Post Group Members (as defined herein) have shared voting power and then only to the extent such beneficial ownership may arise as a result of the negotiation of the Exchange and entering into the Voting Agreement.




                                (Page 15 of 45)

                                  SCHEDULE 13D
---------------------                                      ---------------------
 CUSIP No. 693758104                                        Page 16 of 45 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Alfred C. Eckert III
--------------------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [ ]
                                                                     (b)   [X]

--------------------------------------------------------------------------------

   3      SEC USE ONLY

--------------------------------------------------------------------------------

   4      SOURCE OF FUNDS

            OO
--------------------------------------------------------------------------------

   5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                       [ ]

--------------------------------------------------------------------------------

   6      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------

                        7      SOLE VOTING POWER
  NUMBER OF                      0
   SHARES              --------------------------------------------------------
 BENEFICIALLY           8      SHARED VOTING POWER
  OWNED BY                       4,161,126,746*
    EACH               --------------------------------------------------------
  REPORTING             9      SOLE DISPOSITIVE POWER
 PERSON WITH                     0
                       --------------------------------------------------------
                        10     SHARED DISPOSITIVE POWER
                                 2,644,656,383
--------------------------------------------------------------------------------

  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,161,126,746*
--------------------------------------------------------------------------------

  12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                          [  ]

--------------------------------------------------------------------------------

  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            83.95%*
--------------------------------------------------------------------------------

  14      TYPE OF REPORTING PERSON

            IN
--------------------------------------------------------------------------------

* Due to GSC Recovery II, L.P. and GSCP Recovery, Inc.'s participation in the negotiations relating to the Exchange (as defined herein) and pursuant to the Voting Agreement (as defined herein), the entity identified in Item 1 above may be deemed to have been a member of the 13D Group (as defined herein) and therefore may be deemed to have had shared voting power over an aggregate of 1,516,470,363 shares held by the Other Holders (as defined herein) (including 192,984,266 shares held by the William E. Simon Group Members (as defined herein)). Notwithstanding the foregoing, pursuant to the subsequent Amendment (as defined herein), such entity disclaims beneficial ownership of the shares held by the William E. Simon Group Members and claims beneficial ownership only with respect to 3,968,142,480 shares or 80.06% over which it, the other Reporting Persons (as defined herein) and the MW Post Group Members (as defined herein) have shared voting power and then only to the extent such beneficial ownership may arise as a result of the negotiation of the Exchange and entering into the Voting Agreement.




                                (Page 16 of 45)

                                  SCHEDULE 13D
---------------------                                      ---------------------
 CUSIP No. 693758104                                        Page 17 of 45 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Robert A. Hamwee
--------------------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [ ]
                                                                     (b)   [X]

--------------------------------------------------------------------------------

   3      SEC USE ONLY

--------------------------------------------------------------------------------

   4      SOURCE OF FUNDS

            OO
--------------------------------------------------------------------------------

   5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                       [ ]

--------------------------------------------------------------------------------

   6      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------

                        7      SOLE VOTING POWER
  NUMBER OF                      0
   SHARES              --------------------------------------------------------
 BENEFICIALLY           8      SHARED VOTING POWER
  OWNED BY                       4,161,126,746*
    EACH               --------------------------------------------------------
  REPORTING             9      SOLE DISPOSITIVE POWER
 PERSON WITH                     0
                       --------------------------------------------------------
                        10     SHARED DISPOSITIVE POWER
                                 2,644,656,383
--------------------------------------------------------------------------------

  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,161,126,746*
--------------------------------------------------------------------------------

  12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                          [  ]

--------------------------------------------------------------------------------

  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            83.95%*
--------------------------------------------------------------------------------

  14      TYPE OF REPORTING PERSON

            IN
--------------------------------------------------------------------------------

* Due to GSC Recovery II, L.P. and GSCP Recovery, Inc.'s participation in the negotiations relating to the Exchange (as defined herein) and pursuant to the Voting Agreement (as defined herein), the entity identified in Item 1 above may be deemed to have been a member of the 13D Group (as defined herein) and therefore may be deemed to have had shared voting power over an aggregate of 1,516,470,363 shares held by the Other Holders (as defined herein) (including 192,984,266 shares held by the William E. Simon Group Members (as defined herein)). Notwithstanding the foregoing, pursuant to the subsequent Amendment (as defined herein), such entity disclaims beneficial ownership of the shares held by the William E. Simon Group Members and claims beneficial ownership only with respect to 3,968,142,480 shares or 80.06% over which it, the other Reporting Persons (as defined herein) and the MW Post Group Members (as defined herein) have shared voting power and then only to the extent such beneficial ownership may arise as a result of the negotiation of the Exchange and entering into the Voting Agreement.




                                (Page 17 of 45)

                                  SCHEDULE 13D
---------------------                                      ---------------------
 CUSIP No. 693758104                                        Page 18 of 45 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Richard M. Hayden
--------------------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [ ]
                                                                     (b)   [X]

--------------------------------------------------------------------------------

   3      SEC USE ONLY

--------------------------------------------------------------------------------

   4      SOURCE OF FUNDS

            OO
--------------------------------------------------------------------------------

   5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                       [ ]

--------------------------------------------------------------------------------

   6      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------

                        7      SOLE VOTING POWER
  NUMBER OF                      0
   SHARES              --------------------------------------------------------
 BENEFICIALLY           8      SHARED VOTING POWER
  OWNED BY                       4,161,126,746*
    EACH               --------------------------------------------------------
  REPORTING             9      SOLE DISPOSITIVE POWER
 PERSON WITH                     0
                       --------------------------------------------------------
                        10     SHARED DISPOSITIVE POWER
                                 2,644,656,383
--------------------------------------------------------------------------------

  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,161,126,746*
--------------------------------------------------------------------------------

  12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                          [  ]

--------------------------------------------------------------------------------

  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            83.95%*
--------------------------------------------------------------------------------

  14      TYPE OF REPORTING PERSON

            IN
--------------------------------------------------------------------------------

* Due to GSC Recovery II, L.P. and GSCP Recovery, Inc.'s participation in the negotiations relating to the Exchange (as defined herein) and pursuant to the Voting Agreement (as defined herein), the entity identified in Item 1 above may be deemed to have been a member of the 13D Group (as defined herein) and therefore may be deemed to have had shared voting power over an aggregate of 1,516,470,363 shares held by the Other Holders (as defined herein) (including 192,984,266 shares held by the William E. Simon Group Members (as defined herein)). Notwithstanding the foregoing, pursuant to the subsequent Amendment (as defined herein), such entity disclaims beneficial ownership of the shares held by the William E. Simon Group Members and claims beneficial ownership only with respect to 3,968,142,480 shares or 80.06% over which it, the other Reporting Persons (as defined herein) and the MW Post Group Members (as defined herein) have shared voting power and then only to the extent such beneficial ownership may arise as a result of the negotiation of the Exchange and entering into the Voting Agreement.




                                (Page 18 of 45)

                                  SCHEDULE 13D
---------------------                                      ---------------------
 CUSIP No. 693758104                                        Page 19 of 45 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Thomas V. Inglesby
--------------------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [ ]
                                                                     (b)   [X]

--------------------------------------------------------------------------------

   3      SEC USE ONLY

--------------------------------------------------------------------------------

   4      SOURCE OF FUNDS

            OO
--------------------------------------------------------------------------------

   5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                       [ ]

--------------------------------------------------------------------------------

   6      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------

                        7      SOLE VOTING POWER
  NUMBER OF                      0
   SHARES              --------------------------------------------------------
 BENEFICIALLY           8      SHARED VOTING POWER
  OWNED BY                       4,161,126,746*
    EACH               --------------------------------------------------------
  REPORTING             9      SOLE DISPOSITIVE POWER
 PERSON WITH                     0
                       --------------------------------------------------------
                        10     SHARED DISPOSITIVE POWER
                                 2,644,656,383
--------------------------------------------------------------------------------

  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,161,126,746*
--------------------------------------------------------------------------------

  12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                          [  ]

--------------------------------------------------------------------------------

  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            83.95%*
--------------------------------------------------------------------------------

  14      TYPE OF REPORTING PERSON

            IN
--------------------------------------------------------------------------------

* Due to GSC Recovery II, L.P. and GSCP Recovery, Inc.'s participation in the negotiations relating to the Exchange (as defined herein) and pursuant to the Voting Agreement (as defined herein), the entity identified in Item 1 above may be deemed to have been a member of the 13D Group (as defined herein) and therefore may be deemed to have had shared voting power over an aggregate of 1,516,470,363 shares held by the Other Holders (as defined herein) (including 192,984,266 shares held by the William E. Simon Group Members (as defined herein)). Notwithstanding the foregoing, pursuant to the subsequent Amendment (as defined herein), such entity disclaims beneficial ownership of the shares held by the William E. Simon Group Members and claims beneficial ownership only with respect to 3,968,142,480 shares or 80.06% over which it, the other Reporting Persons (as defined herein) and the MW Post Group Members (as defined herein) have shared voting power and then only to the extent such beneficial ownership may arise as a result of the negotiation of the Exchange and entering into the Voting Agreement.




                                (Page 19 of 45)

                                  SCHEDULE 13D
---------------------                                      ---------------------
 CUSIP No. 693758104                                        Page 20 of 45 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Matthew C. Kaufman
--------------------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [ ]
                                                                     (b)   [X]

--------------------------------------------------------------------------------

   3      SEC USE ONLY

--------------------------------------------------------------------------------

   4      SOURCE OF FUNDS

            OO
--------------------------------------------------------------------------------

   5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                       [ ]

--------------------------------------------------------------------------------

   6      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------

                        7      SOLE VOTING POWER
  NUMBER OF                      0
   SHARES              --------------------------------------------------------
 BENEFICIALLY           8      SHARED VOTING POWER
  OWNED BY                       4,161,126,746*
    EACH               --------------------------------------------------------
  REPORTING             9      SOLE DISPOSITIVE POWER
 PERSON WITH                     0
                       --------------------------------------------------------
                        10     SHARED DISPOSITIVE POWER
                                 2,644,656,383
--------------------------------------------------------------------------------

  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,161,126,746*
--------------------------------------------------------------------------------

  12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                          [  ]

--------------------------------------------------------------------------------

  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            83.95%*
--------------------------------------------------------------------------------

  14      TYPE OF REPORTING PERSON

            IN
--------------------------------------------------------------------------------

* Due to GSC Recovery II, L.P. and GSCP Recovery, Inc.'s participation in the negotiations relating to the Exchange (as defined herein) and pursuant to the Voting Agreement (as defined herein), the entity identified in Item 1 above may be deemed to have been a member of the 13D Group (as defined herein) and therefore may be deemed to have had shared voting power over an aggregate of 1,516,470,363 shares held by the Other Holders (as defined herein) (including 192,984,266 shares held by the William E. Simon Group Members (as defined herein)). Notwithstanding the foregoing, pursuant to the subsequent Amendment (as defined herein), such entity disclaims beneficial ownership of the shares held by the William E. Simon Group Members and claims beneficial ownership only with respect to 3,968,142,480 shares or 80.06% over which it, the other Reporting Persons (as defined herein) and the MW Post Group Members (as defined herein) have shared voting power and then only to the extent such beneficial ownership may arise as a result of the negotiation of the Exchange and entering into the Voting Agreement.




                                (Page 20 of 45)

                                  SCHEDULE 13D
---------------------                                      ---------------------
 CUSIP No. 693758104                                        Page 21 of 45 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Sanjay H. Patel
--------------------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [ ]
                                                                     (b)   [X]

--------------------------------------------------------------------------------

   3      SEC USE ONLY

--------------------------------------------------------------------------------

   4      SOURCE OF FUNDS

            OO
--------------------------------------------------------------------------------

   5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                       [ ]

--------------------------------------------------------------------------------

   6      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------

                        7      SOLE VOTING POWER
  NUMBER OF                      0
   SHARES              --------------------------------------------------------
 BENEFICIALLY           8      SHARED VOTING POWER
  OWNED BY                       4,161,126,746*
    EACH               --------------------------------------------------------
  REPORTING             9      SOLE DISPOSITIVE POWER
 PERSON WITH                     0
                       --------------------------------------------------------
                        10     SHARED DISPOSITIVE POWER
                                 2,644,656,383
--------------------------------------------------------------------------------

  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,161,126,746*
--------------------------------------------------------------------------------

  12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                          [  ]

--------------------------------------------------------------------------------

  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            83.95%*
--------------------------------------------------------------------------------

  14      TYPE OF REPORTING PERSON

            IN
--------------------------------------------------------------------------------

* Due to GSC Recovery II, L.P. and GSCP Recovery, Inc.'s participation in the negotiations relating to the Exchange (as defined herein) and pursuant to the Voting Agreement (as defined herein), the entity identified in Item 1 above may be deemed to have been a member of the 13D Group (as defined herein) and therefore may be deemed to have had shared voting power over an aggregate of 1,516,470,363 shares held by the Other Holders (as defined herein) (including 192,984,266 shares held by the William E. Simon Group Members (as defined herein)). Notwithstanding the foregoing, pursuant to the subsequent Amendment (as defined herein), such entity disclaims beneficial ownership of the shares held by the William E. Simon Group Members and claims beneficial ownership only with respect to 3,968,142,480 shares or 80.06% over which it, the other Reporting Persons (as defined herein) and the MW Post Group Members (as defined herein) have shared voting power and then only to the extent such beneficial ownership may arise as a result of the negotiation of the Exchange and entering into the Voting Agreement.




                                (Page 21 of 45)

                                  SCHEDULE 13D
---------------------                                      ---------------------
 CUSIP No. 693758104                                        Page 22 of 45 Pages
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   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Christine K. Vanden Beukel
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   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [ ]
                                                                     (b)   [X]

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   3      SEC USE ONLY

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   4      SOURCE OF FUNDS

            OO
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   5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                       [ ]

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   6      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
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                        7      SOLE VOTING POWER
  NUMBER OF                      0
   SHARES              --------------------------------------------------------
 BENEFICIALLY           8      SHARED VOTING POWER
  OWNED BY                       4,161,126,746*
    EACH               --------------------------------------------------------
  REPORTING             9      SOLE DISPOSITIVE POWER
 PERSON WITH                     0
                       --------------------------------------------------------
                        10     SHARED DISPOSITIVE POWER
                                 2,644,656,383
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  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,161,126,746*
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  12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                          [  ]

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  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            83.95%*
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  14      TYPE OF REPORTING PERSON

            IN
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* Due to GSC Recovery II, L.P. and GSCP Recovery, Inc.'s participation in the negotiations relating to the Exchange (as defined herein) and pursuant to the Voting Agreement (as defined herein), the entity identified in Item 1 above may be deemed to have been a member of the 13D Group (as defined herein) and therefore may be deemed to have had shared voting power over an aggregate of 1,516,470,363 shares held by the Other Holders (as defined herein) (including 192,984,266 shares held by the William E. Simon Group Members (as defined herein)). Notwithstanding the foregoing, pursuant to the subsequent Amendment (as defined herein), such entity disclaims beneficial ownership of the shares held by the William E. Simon Group Members and claims beneficial ownership only with respect to 3,968,142,480 shares or 80.06% over which it, the other Reporting Persons (as defined herein) and the MW Post Group Members (as defined herein) have shared voting power and then only to the extent such beneficial ownership may arise as a result of the negotiation of the Exchange and entering into the Voting Agreement.




                                (Page 22 of 45)

        This Schedule 13D is being filed pursuant to Rule 13d-1(a)(1) of Regulation 13D-G of the General Rules and Regulations under the Exchange Act, on behalf of GSC Recovery II, L.P.; GSC Recovery II GP, L.P.; GSC RII, L.L.C., GSCP
(NJ) Holdings, L.P.; GSCP (NJ), Inc.; GSCP Recovery, Inc.; Greenwich Street Capital Partners II, L.P.; GSCP Offshore Fund, L.P.; Greenwich Street Employees Fund, L.P.; Greenwich Fund, L.P.; TRV Executive Fund, L.P.; Greenwich Street Investments II, L.L.C.; GSCP (NJ), L.P.; Keith W. Abell; Alfred C. Eckert III; Robert A. Hamwee; Richard M. Hayden; Thomas V. Inglesby; Matthew C. Kaufman; Sanjay H. Patel; and Christine K. Vanden Beukel (collectively, the "Reporting Persons") to report each Reporting Person's beneficial ownership of greater than five percent (5%) of the Common Stock (as defined below) of Pacific Aerospace & Electronics, Inc. (the "Issuer") as a result of the acquisition by GSC Recovery II, L.P. and GSCP Recovery, Inc. on March 19, 2002 of an aggregate of 27,654,911 shares of Common Stock of the Issuer and 541 shares of Series C Voting Convertible Preferred Stock, par value $0.001 per share, of the Issuer (the "Series C Preferred Stock") that are convertible into shares of Common Stock of the Issuer. William E. Simon & Sons Special Situation Partners II, L.P.; William
E. Simon & Sons Special Situations II, L.L.C.; and WESKIDS III, LLC (the "William E. Simon Group Members") and M.W. Post Advisory Group, L.L.C. (the "MW Post Group Members", and together with the William E. Simon Group Members, the "Other Holders") concurrently have acquired an aggregate of 15,857,576 shares of Common Stock and 311 shares of Series C Preferred Stock that are convertible into shares of Common Stock of the Issuer. Pursuant to an Exchange Agreement dated March 19, 2002 (the "Exchange Agreement"), the Reporting Persons and the Other Holders have entered into an agreement regarding, among other things, the manner in which their shares will be voted as to the election of members of the Board of Directors of the Issuer (the "Voting Agreement"). As a result of the Voting Agreement and the participation by GSC Recovery II, L.P., GSCP Recovery, Inc. and the Other Holders in the negotiation of the Exchange (as defined below), the Reporting Persons and the Other Holders may be deemed to have been a group (the "13D Group") for purposes of Rule 13d-5(b)(1) under the Exchange Act. Accordingly, the 13D Group may be deemed to have been the beneficial owner of the shares of Common Stock and Series C Preferred Stock owned by each member of the 13D Group and each member of the 13D Group may be deemed to have shared beneficial ownership of the shares of Common Stock and Series C Preferred Stock owned by each other member of the 13D Group. Subsequent to the execution of the Exchange Agreement, the Reporting Persons and the Other Holders entered into the Amendment to Exchange Agreement dated as of March 19, 2002 (the "Amendment"), whereby the parties to the Amendment agreed that the William E. Simon Group Members would not be a party to the Voting Agreement. As a result of the Amendment, as of the date hereof, each Reporting Person disclaims beneficial ownership of the shares of Common Stock and Series C Preferred Stock of each William E. Simon Group Member and claims beneficial ownership only with respect to the shares of Common Stock and Series C Preferred Stock over which it, the other Reporting Persons and the MW Post Group Members have shared voting power and then only to the extent such beneficial ownership may arise as a result of the negotiation of the Exchange (as defined below) and entering into the Voting Agreement.

ITEM 1. SECURITY AND ISSUER.




                                (Page 23 of 45)

        This Statement on Schedule 13D (the "Schedule 13D") relates to the common stock, par value $0.001 per share (the "Common Stock"), of Pacific Aerospace & Electronics, Inc., a Washington corporation. The Issuer's principal executive offices are located at 430 Olds Station Road, Wenatchee, Washington 98801.

ITEM 2. IDENTITY AND BACKGROUND.

        (a) See Cover Pages, Item 1.

        Other members of the 13D Group, which are filing separately pursuant to Rule 13d-1(k)(2) under the Exchange Act, are the William E. Simon Group Members and the MW Post Group Members.

        (b) The business addresses of each Reporting Person is as follows:

            GSC Recovery II, L.P.
            GSC Recovery II GP, L.P.
            GSC RII, L.L.C.
            GSCP (NJ) Holdings, L.P.
            GSCP (NJ), Inc.
            Greenwich Street Capital Partners II, L.P.
            GSCP Offshore Fund, L.P.
            Greenwich Street Employees Fund, L.P.
            Greenwich Fund, L.P.
            TRV Executive Fund, L.P.
            Greenwich Street Investments II, L.L.C.
            GSCP (NJ), L.P.
            500 Campus Drive, Suite 220
            Florham Park, New Jersey 07932

            GSCP Recovery, Inc.
            Keith W. Abell
            Alfred C. Eckert III
            Robert A. Hamwee
            Richard M. Hayden
            Thomas V. Inglesby
            Matthew C. Kaufman
            Sanjay H. Patel
            Christine K. Vanden Beukel
            c/o GSC Partners
            500 Campus Drive, Suite 220
            Florham Park, New Jersey 07932

        (c) The principal business or occupation of each Reporting Person is as follows:




                                (Page 24 of 45)

        Greenwich Street Capital Partners II, L.P., Greenwich Fund, L.P., Greenwich Street Employees Fund, L.P., TRV Executive Fund, L.P. and GSC Recovery II, L.P. are Delaware limited partnerships which make investments for long term appreciation. GSCP Offshore Fund, L.P. is a Cayman Islands exempted limited partnership which makes investments for long term appreciation. GSCP Recovery, Inc. is a Cayman Islands corporation which makes investments for long term appreciation. All of the outstanding capital stock of GSCP Recovery, Inc. is owned by Greenwich Street Capital Partners II, L.P., GSCP Offshore Fund, L.P., Greenwich Street Employees Fund, L.P., Greenwich Fund, L.P. and TRV Executive Fund, L.P. GSC Recovery II GP, L.P. is the general partner of GSC Recovery II, L.P. GSCP (NJ), L.P. is the manager of Greenwich Street Capital Partners II, L.P., GSCP Offshore Fund, L.P., Greenwich Fund, L.P., Greenwich Street Employees Fund, L.P. and TRV Executive Fund, L.P. GSCP (NJ), L.P. is also the manager of GSC Recovery II, L.P. GSCP (NJ), Inc. is the general partner of GSCP (NJ), L.P. GSC RII, L.L.C. is the managing member of GSC Recovery II GP, L.P. GSCP (NJ) Holdings, L.P. is the general partner of GSC RII, L.L.C.

        Each of Mr. Abell, Mr. Eckert III, Mr. Hamwee, Mr. Hayden, Mr. Inglesby, Mr. Kaufman, Mr. Patel and Ms. Vanden Beukel is a managing member of Greenwich Street Investments II, L.L.C., a managing director, executive officer and shareholder of GSCP (NJ), Inc. and a limited partner of GSCP (NJ), L.P. and GSCP
(NJ) Holdings, L.P. Mr. Kaufman and Mr. Hamwee are directors of the Issuer.

        (d) and (e) During the past five (5) years, none of the Reporting Persons has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to United States federal or state securities laws or finding any violation with respect to such laws.

        (f) See Cover Pages, Item 6.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATIONS.

        The consideration for the acquisition of the shares of Common Stock and Series C Preferred Stock by GSC Recovery II, L.P. and GSCP Recovery, Inc. was the exchange of 11 1/4% senior subordinated notes due 2005 of the Issuer (the "Notes"), including accrued interest, held by such persons, as more fully described in the next paragraph.

        On August 1, 2001, the Issuer failed to make its interest payment on the Notes and was unable to subsequently cure the payment default within the 30-day grace period provided in the indenture governing the Notes. On September 1, 2001, the Issuer was in payment default under its Notes, and was therefore also in default under the terms of its Senior Debt (as defined below). On January 11, 2002, the Issuer and holders of approximately 98% of the outstanding Notes (the "Participating Noteholders") entered into an amended lock-up agreement (the "Amended Lock-Up Agreement"), pursuant to which




                                (Page 25 of 45)
the Issuer and the Participating Noteholders agreed to restructure the Issuer's debt and equity (the "Transaction"). The Amended Lock-Up Agreement amended and replaced in full by lock-up agreements that were originally entered into by the Issuer and the Participating Noteholders on September 7, 2001 and October 19, 2001. The Participating Noteholders exchanged their outstanding Notes, including accrued interest, for a combination of Common Stock, Series C Preferred Stock and new notes on March 19, 2002 (the "Exchange"), as more fully described in
Item 6 below.

ITEM 4. PURPOSE OF TRANSACTION.

        The Reporting Persons acquired the shares of Common Stock and Series C Preferred Stock pursuant to the Exchange. As of the date of this Schedule 13D, none of the Reporting Persons has any plans or proposals which relate to or would result in any of the actions set forth in parts (a) through (j) of Item 4 as set forth below, except as disclosed herein and except that the Reporting Persons or their affiliates may, from time to time or at any time, subject to market conditions and other factors, purchase additional shares of Common Stock or Series C Preferred Stock in the open market, in privately negotiated transactions or otherwise, or sell at any time all or a portion of the shares of Common Stock or Series C Preferred Stock now owned or hereafter acquired by them to one or more purchasers. Immediately following the Exchange, it is contemplated that the Issuer will effect a reverse stock split. The final terms of such reverse stock split have not been determined as yet. Shareholder approval of the reverse stock split will be solicited pursuant to a proxy statement to be filed with the Securities and Exchange Commission (the "SEC") and mailed to the shareholders of the Issuer. Pursuant to the Voting Agreement, the Participating Noteholders agreed to vote their shares in favor of the reverse stock split. The affirmative vote of such shares assures the vote required to approve the reverse stock split.

Item 4.  Purpose of Transaction

         State the purpose or purposes of the acquisition of securities of the issuer. Describe any plans or proposals which the reporting persons may have which relate to or would result in:

a. The acquisition by any person of additional securities of the issuer, or the disposition of securities of the issuer;

b. An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the issuer or any of its subsidiaries;

c. A sale or transfer of a material amount of assets of the issuer or any of its subsidiaries;

d. Any change in the present board of directors or management of the issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board;

e. Any material change in the present capitalization or dividend policy of the issuer;




                                (Page 26 of 45)

f. Any other material change in the issuer's business or corporate structure including but not limited to, if the issuer is a registered closed-end investment company, any plans or proposals to make any changes in its investment policy for which a vote is required by Section 13 of the Investment Company Act of 1940;

g. Changes in the issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the issuer by any person;

h. Causing a class of securities of the issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

i. A class of equity securities of the issuer becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Act; or

j. Any action similar to any of those enumerated above.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

        (a) See Cover Page 2, Items 11 and 13. GSC Recovery II, L.P. is the direct beneficial owner of 8,072,070 shares of Common Stock and 158 shares of Series C Preferred Stock (which may be converted into 763,902,730 shares of Common Stock). In addition, as a result of the negotiation of the Exchange and entering into the Voting Agreement, it may be deemed to have been the beneficial owner of 35,440,417 shares of Common Stock and 694 shares of Series C Preferred Stock (which may be converted into 3,353,711,529 shares of Common Stock) beneficially owned by the other members of the 13D Group (including 2,018,017 shares of Common Stock and 40 shares of Series C Preferred Stock (which may be converted into 190,966,249 shares of Common Stock) beneficially owned by the William E. Simon Group Members (the "William E. Simon Shares")). Therefore, in the aggregate, it may be deemed to have been the beneficial owner of 43,512,487 shares of Common Stock and 852 shares of Series C Preferred Stock (which may be converted into 4,117,614,259 shares of Common Stock) (the "13D Group Shares"). Notwithstanding the foregoing, as a result of the Amendment, GSC Recovery II, L.P. disclaims beneficial ownership of the William E. Simon Shares and claims beneficial ownership only with respect to the shares of Common Stock and Series C Preferred Stock over which it, the other Reporting Persons and the MW Post Group Members have shared voting power and then only to the extent such beneficial ownership may arise as a result of the negotiation of the Exchange and entering into the Voting Agreement.

        See Cover Page 7, Items 11 and 13. GSCP Recovery, Inc. is the direct beneficial owner of 19,582,841 shares of Common Stock and 383 shares of Series C Preferred Stock (which may be converted into 1,853,098,742 shares of Common Stock). In addition, as a result of the Voting Agreement, it may be deemed to have been the beneficial owner of 23,929,646 shares of Common Stock and 469 shares of Series C Preferred Stock (which may be converted into 2,264,515,517 shares of Common Stock) beneficially owned by the other members of the 13D Group (including the William E. Simon Shares). Therefore, in the aggregate, it may be deemed to be the beneficial owner




                                (Page 27 of 45)
of the 13D Group Shares. Notwithstanding the foregoing, as a result of the Amendment, GSCP Recovery, Inc. disclaims beneficial ownership of the William E. Simon Shares and claims beneficial ownership only with respect to the shares of Common Stock and Series C Preferred Stock over which it, the other Reporting Persons and the MW Post Group Members have shared voting power and then only to the extent such beneficial ownership may arise as a result of the negotiation of the Exchange and entering into the Voting Agreement.

        See Cover Pages, Items 11 and 13. Each of GSC Recovery II GP, L.P.; GSC RII, L.L.C., GSCP (NJ) Holdings, L.P.; GSCP (NJ), Inc.; Greenwich Street Capital Partners II, L.P.; GSCP Offshore Fund, L.P.; Greenwich Street Employees Fund, L.P.; Greenwich Fund, L.P.; TRV Executive Fund, L.P.; Greenwich Street Investments II, L.L.C.; GSCP (NJ), L.P.; Keith W. Abell; Alfred C. Eckert III; Robert A. Hamwee; Richard M. Hayden; Thomas V. Inglesby; Matthew C. Kaufman; Sanjay H. Patel; and Christine K. Vanden Beukel is the direct beneficial owner of no shares of Common Stock and no shares of Series C Preferred Stock. Each may be deemed to have been the beneficial owner of the 13D Group Shares. Notwithstanding the foregoing, as a result of the Amendment, each of GSC Recovery II GP, L.P.; GSC RII, L.L.C., GSCP (NJ) Holdings, L.P.; GSCP (NJ), Inc.; Greenwich Street Capital Partners II, L.P.; GSCP Offshore Fund, L.P.; Greenwich Street Employees Fund, L.P.; Greenwich Fund, L.P.; TRV Executive Fund, L.P.; Greenwich Street Investments II, L.L.C.; GSCP (NJ), L.P.; Keith W. Abell; Alfred C. Eckert III; Robert A. Hamwee; Richard M. Hayden; Thomas V. Inglesby; Matthew C. Kaufman; Sanjay H. Patel; and Christine K. Vanden Beukel disclaims beneficial ownership of the William E. Simon Shares and claims beneficial ownership only with respect to the shares of Common Stock and Series C Preferred Stock over which it, the other Reporting Persons and the MW Post Group Members have shared voting power and then only to the extent such beneficial ownership may arise as a result of the negotiation of the Exchange and entering into the Voting Agreement.

        The aggregate percentage of shares of Common Stock and Series C Preferred Stock reported in Item 13 of the Cover Pages is based upon the 90,734,386 shares of Common Stock outstanding as of April 5, 2002, as reported in the Issuer's Quarterly Report on Form 10-Q relating to the quarter ended February 28, 2002, and 1,000 shares of Series C Preferred Stock (which may be converted into 4,865,820,023 shares of Common Stock) outstanding as of March 19, 2002. For purposes of calculating the aggregate percentage of shares of Common Stock, the Reporting Persons have assumed the conversion of all outstanding shares of Series C Preferred Stock.

        William E. Simon & Sons Special Situation Partners II, L.P. has represented to the Reporting Persons that it is the direct beneficial owner of 2,018,017 shares of Common Stock and 40 shares of Series C Preferred Stock (which may be converted into 190,966,249 shares of Common Stock). Each of the William E. Simon Group Members may be deemed to have been the indirect beneficial owner of the 13D Group Shares. Notwithstanding the foregoing, as a result of the Amendment, each of the William E. Simon Group Members has disclaimed beneficial ownership of the 13D Group Shares other than the William
E. Simon Shares.




                                (Page 28 of 45)

        M.W. Post Advisory Group, L.L.C. has represented to the Reporting Persons that its investment advisory clients are the direct beneficial owner of 13,839,559 shares of Common Stock and 271 shares of Series C Preferred Stock (which may be converted into 1,309,646,538 shares of Common Stock). M.W. Post Advisory Group, L.L.C. may be deemed to have been the indirect beneficial owner of the 13D Group Shares. Notwithstanding the foregoing, as a result of the Amendment, M.W. Post Advisory Group, L.L.C. has disclaimed beneficial ownership of the William E. Simon Shares and has claimed beneficial ownership only with respect to the shares of Common Stock and Series C Preferred Stock over which it and the Reporting Persons have shared voting power and then only to the extent such beneficial ownership may arise as a result of the negotiation of the Exchange and entering into the Voting Agreement.

        Each of the Reporting Persons disclaims beneficial ownership of the Common Stock and Series C Preferred Stock beneficially owned by the other Reporting Persons and by the Other Holders, except to the extent that such beneficial ownership may have arisen as a result of the negotiation of the Exchange and the entering into the Voting Agreement.

        (b) See Cover Pages, Items 7 through 10. As a result of the negotiation of the Exchange and entering into the Voting Agreement, each Reporting Person may be deemed to have shared the power to vote, but not the dispositive power, over the shares of Series C Preferred Stock and Common Stock with each other member of the 13D Group. As a result of the Amendment, the Reporting Persons no longer share the power to vote the William E. Simon Shares.

        (c) Except as described in Items 4 and 6, none of the Reporting Persons has, during the past 60 days, engaged in any transactions in the Series C Preferred Stock or the Common Stock.

        (d) Not applicable.

        (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

EXCHANGE AGREEMENT

        The Exchange was consummated pursuant to the Exchange Agreement whereby the Participating Noteholders exchanged approximately $62.5 million aggregate principal amount of Notes, and accrued interest thereon, for: (i) shares of Common Stock of the Issuer in an amount sufficient to give the Participating Noteholders a majority of the outstanding Common Stock of the Issuer; (ii) 1,000 shares of Series C Preferred Stock of the Issuer, which will be automatically convertible, upon an increase in the Issuer's authorized Common Stock, into that number of shares of Common Stock which, when added to the Common Stock issued in the Exchange, will be sufficient to give the Participating Noteholders beneficial ownership of 95.52% of the Issuer's outstanding Common Stock, on a fully-diluted basis, upon completion of the Transaction; and (iii) $15




                                (Page 29 of 45)
million in aggregate principal amount of new 10% senior subordinated pay-in-kind notes due 2007 (the "PIK Notes"). Upon consummation of the Transaction, the Participating Noteholders will beneficially own approximately 95.52% of the outstanding shares of Common Stock of the Issuer on a fully-diluted basis, as well as the PIK Notes.

        The Series C Preferred Stock to be received by all holders participating in the Exchange will be automatically converted (the "Automatic Conversion") into that number of shares of Common Stock of the Issuer which, when added to the shares of Common Stock distributed in the Exchange, will equal approximately 97.5% of the outstanding shares of Common Stock of the Issuer on a fully-diluted basis. The Automatic Conversion of the Series C Preferred Stock into Common Stock will take place immediately following shareholder approval of an increase in the number of authorized shares of Common Stock to at least 6,000,000,000 shares. Such shareholder approval will be solicited pursuant to a proxy statement to be filed with the SEC and mailed to the shareholders of the Issuer. Pursuant to the Voting Agreement, the Participating Noteholders agreed to vote their shares in favor of such increase. The affirmative vote of such shares assures the vote required to approve such increase in the authorized shares of Common Stock. Until the Automatic Conversion occurs, the Series C Preferred Stock has an aggregate liquidation preference equal to $45 million and has a cumulative dividend rate of 10% per annum, which will automatically increase to 14% per annum if the Automatic Conversion has not occurred on or before June 1, 2002. The Series C Preferred Stock ranks senior to all other classes of capital stock of the Issuer as to liquidation and distributions. In addition, the Series C Preferred Stock is entitled to vote with the Common Stock on all matters brought before the Common Stock for approval and is entitled to that number of votes equal to the number of shares of Common Stock into which the Series C Preferred Stock would be convertible upon the Automatic Conversion as set forth in the Certificate of Designations (as defined below) (without requiring such conversion).

        Pursuant to the Exchange Agreement, for so long as the holders who executed the Exchange Agreement own securities having, in the aggregate, at least 33.3% of the outstanding voting power of the Issuer, the Reporting Persons, the Other Holders, the Chief Executive Officer and Chief Operating Officer of the Issuer agreed to vote or cause to be voted the shares of capital stock of the Issuer held by such person (1) in favor of approving the amendment to the Issuer's Articles of Incorporation to increase the authorized number of shares of Common Stock to effect the Automatic Conversion and (2) to cause the Board of Directors of the Issuer to consist of (i) three persons nominated by GSCP Recovery, Inc. and GSC Recovery II, L.P. or their affiliates, (ii) one person nominated by M.W. Post Advisory Group, L.L.C. or its affiliates and (iii) the Chief Executive Officer of the Issuer. Additionally, such parties agreed that if any Participating Noteholder's nominee listed in (2) above ceases to serve as a director of the Issuer for any reason during his or her term, a nominee for the vacancy resulting therefrom will be designated by the Participating Noteholder or Participating Noteholders that nominated such director. Such parties also agreed that for so long as the holders who executed the Exchange Agreement own securities having, in the aggregate, at least 33.3% of the outstanding voting power of the Issuer, if any Participating Noteholder or Participating Noteholders that nominated any nominee pursuant to (2) above shall notify the Issuer in writing of its desire to have removed from the Board of Directors, with or without cause, a




                                (Page 30 of 45)
nominee, each Participating Noteholder will, if necessary, subject to all applicable requirements of law, use its respective best efforts to take or cause to be taken all such action as may be required to remove such nominee from the Board of Directors. Pursuant to the Amendment, the holders who executed the Exchange Agreement agreed that the William E. Simon Group Members would no longer be subject to the voting provisions described above. As of the closing of the Exchange, the Board of Directors consisted of Messrs. Robert A. Hamwee, Matthew Kaufman and Richard Detweiler, nominated by GSCP Recovery, Inc. and GSC Recovery II, L.P. or their affiliates, Carl Goldsmith, nominated by M.W. Post Advisory Group, L.L.C. or its affiliates, and Donald A. Wright, the Issuer's Chief Executive Officer.

        Pursuant to the Exchange Agreement, the Participating Noteholders are entitled to certain demand, shelf and piggyback registration rights with respect to (1) the shares of Common Stock, (2) the shares of Common Stock into which the Series C Preferred Stock is convertible and (3) the PIK Notes. The Issuer has agreed in the Exchange Agreement that it shall within 5 business days following its receipt of an unqualified audit report on its 2001 financial statements, (i) prepare and file with the SEC a registration statement pursuant to which the holders may resell from time to time any and all securities received in the Exchange or upon the Automatic Conversion (the "Resale Registration Statement") and (ii) use its best efforts to have the Resale Registration Statement declared effective by the SEC as promptly as practicable following the filing thereof.

        The description contained in this Item 6 of the Exchange Agreement is qualified in its entirety by reference to the full text of the Exchange Agreement which is incorporated by reference herein and included as Exhibits 1 and 2 hereto.

PIK NOTES INDENTURE

        The PIK Notes were issued pursuant to an Indenture dated March 19, 2002 between the Issuer, the Guarantors (as defined therein) and the Bank of New York, as Trustee (the "Indenture"). The PIK Notes bear interest at a rate of 10% per annum, which, if the Automatic Conversion has not occurred on or before June 1, 2002, will increase to 14% per annum until the Automatic Conversion occurs. Interest on the PIK Notes is payable semi-annually in additional PIK Notes. The Issuer's U.S. subsidiaries named in the Indenture executed a Subsidiary Guarantee, unconditionally guaranteeing the principal of, and premium, if any, and interest on the PIK Notes in accordance with the provisions of the Indenture. The PIK Notes are unsecured senior subordinated obligations of the Issuer and its U.S. subsidiaries.

        The PIK Notes mature in November 2007, but the Issuer may redeem the PIK Notes in full or in part at any time prior to the maturity date without penalty. Additionally, after the Issuer has indefeasibly repaid in full or otherwise fully discharged all of the obligations in respect of Senior Indebtedness (as defined in the Indenture), then upon the occurrence of a Change of Control (as defined in the Indenture), each holder of PIK Notes shall have the right, at such holder's option, pursuant to an offer by the Issuer (the "Change of Control Offer"), to require the Issuer to repurchase all or any part of such




                                (Page 31 of 45)
holder's PIK Notes (provided, that the principal amount of such PIK Notes must be $1,000 or an integral multiple thereof) on a date (the "Change of Control Purchase Date") that is no later than 35 Business Days after the occurrence of such Change of Control at a cash price equal to 101% of the principal amount thereof, together with accrued and unpaid interest to the Change of Control Purchase Date.

        The Indenture contains covenants of the Issuer including, without limitation, a limitation on Restricted Payments (as defined in the Indenture), a limitation on liens securing indebtedness, a limitation on dividends and other payment restrictions affecting subsidiaries, and limitations on transactions with Affiliates (as defined in the Indenture).

        The Indenture defines an "Event of Default" to include, among other things, (1) the failure by the Issuer to pay any installment of interest on the PIK Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days, (2) the failure by the Issuer to pay all or any part of the principal, or premium, if any, on the PIK Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price (as defined in the Indenture) or otherwise, (3) the failure by the Issuer or any Subsidiary (as defined in the Indenture) of the Issuer to observe or perform any other covenant or agreement contained in the PIK Notes or the Indenture and, the continuance of such failure for a period of 30 days after written notice, (4) specified events of bankruptcy, insolvency or reorganization under applicable bankruptcy laws in respect of the Issuer or any of its Significant Subsidiaries (as defined in the Indenture), (5) a default in any issue of Indebtedness (as defined in the Indenture) of the Issuer or any of its Subsidiaries with an aggregate principal amount in excess of $5.0 million (a) resulting from any payment default or (b) as a result of which the maturity of such Indebtedness has been accelerated prior to its stated maturity, and (6) final unsatisfied judgments not covered by insurance aggregating in excess of $5.0 million, at any one time rendered against the Issuer or any of its Subsidiaries and not stayed, bonded or discharged within 60 days. Except as set forth in the Indenture, if an Event of Default occurs and is continuing, then in every such case (other than as specified in the Indenture), unless the principal of all of the PIK Notes shall have already become due and payable, either the Trustee (as defined in the Indenture) or the holders of at least 33.3% in aggregate principal amount of the PIK Notes then outstanding, by notice in writing to the Issuer, may declare all principal and accrued interest thereon to be due and payable immediately.

        The description contained in this Item 6 of the Indenture and the Subsidiary Guarantees are qualified in their entirety by reference to the full text of the Indenture and Subsidiary Guarantees which are incorporated by reference herein and included as Exhibits 5 and 7, respectively, hereto.

DESIGNATION OF RIGHTS AND PREFERENCES OF SERIES C PREFERRED STOCK

        Following are a summary of certain terms of the Series C Preferred Stock. This summary is not complete and is qualified in its entirety by reference to the Designation of Rights and Preferences of Series C Voting Convertible Preferred Stock of




                                (Page 32 of 45)

Pacific Aerospace & Electronics, Inc. (the "Certificate of Designations"), which is included hereto as Exhibit 3 and which is hereby incorporated herein by reference.

        Dividends. Except as set forth in the Certificate of Designations, the Series C Preferred Stock shall be entitled to receive, out of any funds and assets of the Issuer legally available therefor, cumulative preferential dividends accruing at the rate of ten percent (10%) of the Liquidation Preference (as defined below) thereof per share per annum (the "Dividend Rate"), payable only in shares of Series C Preferred Stock (in lieu of cash) (valued for this purpose at the Liquidation Preference). Such cumulative preferential dividends shall be payable prior and in preference to the payment of any dividend or other distribution on all other classes or series of capital stock of the Issuer, including, without limitation, the Issuer's Common Stock. In the event that the date of the Automatic Conversion is not on or prior to June 1, 2002, such Dividend Rate will increase, from and after June 1, 2002, to the rate of fourteen percent (14%) of the Liquidation Preference per share per annum.

        Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution, or winding up of the Issuer, whether voluntary or involuntary, the holders of Series C Preferred Stock shall be entitled to be paid, before any sums are paid or any assets distributed among the holders of the shares of the Common Stock or any other junior series or class of preferred stock, out of the assets of the Issuer available for distribution to holders of the Issuer's capital stock, an amount (the "Liquidation Preference") equal to the greater of
(i) forty five thousand dollars ($45,000) (plus any declared but unpaid dividends) per share of Series C Preferred Stock (which amount shall be subject to proportionate adjustment on any stock split, combination, reclassification, or other similar event involving the Series C Preferred Stock) or (ii) the amount the holders of the Series C Preferred Stock would be entitled to receive as if all of the Series C Preferred Stock were converted into that number of shares of Common Stock contemplated to be received by the holders upon the Automatic Conversion of Series C Preferred Stock as set forth below (without requiring such conversion) immediately before such liquidation, dissolution or winding up of the Issuer. If the assets of the Issuer are insufficient to permit payment in full to the holders of Series C Preferred Stock as provided above, then the entire assets of the Issuer available for such distribution shall be distributed ratably among the holders of Series C Preferred Stock. After payment is made in full to the holders of Series C Preferred Stock, or funds needed for such payments shall have been set aside by the Issuer in trust for the account of holders of Series C Preferred Stock so as to be available for such payments, all remaining assets available for distribution to shareholders shall be distributed ratably solely among holders of shares of other classes of capital stock.

        Consolidations, Mergers and Sales of Assets. At least 20 days before the consolidation or merger of the Issuer into or with another entity as a result of which the holders of more than 50% of the shares of Common Stock receive cash, securities of another entity, or other property in exchange for their shares, or a sale of all or substantially all of the assets of the Issuer, the Issuer shall notify the holders of Series C Preferred Stock thereof in writing, and the closing of such event shall be regarded as a liquidation, dissolution, or winding up of the affairs of the Issuer as provided above; provided, however, that for 20 days after the date of such notice, each holder of Series C




                                (Page 33 of 45)

Preferred Stock shall have the right, exercisable by written notice to the Issuer, to elect the benefits described in the succeeding sentence in lieu of receiving payment in liquidation, dissolution, or winding up of the Issuer. As part of any consolidation, merger, or sale of assets, provision shall be made so that each holder of Series C Preferred Stock shall be entitled to elect to receive in such transaction for or in respect of the Series C Preferred Stock held by such holder, the number of shares of stock or other securities or property to which such holder would have been entitled if such holder had converted its shares of Series C Preferred Stock into the number of shares of the Issuer's Common Stock contemplated to be received pursuant to the conversion provisions of the Certificate of Designations (without requiring such conversion) immediately before the closing of such consolidation, merger, or sale of assets.

        Conversion Rights. On the date (the "Automatic Conversion Date") upon which an amendment to the Issuer's Articles of Incorporation increasing the number of authorized shares of Common Stock of the Issuer to at least 6,000,000,000 shares becomes effective, each share of then-unconverted Series C Preferred Stock shall automatically convert into fully paid and nonassessable shares of Common Stock at a conversion price (the "Automatic Conversion Price") equal to $.008900664 without any action on the part of the holder by dividing the Liquidation Preference by the Automatic Conversion Price then in effect, and whether or not the certificates representing such shares are surrendered to the Issuer or its transfer agent; provided, however, that in the event the Series C Preferred Stock converts into a number of shares of Common Stock which in the aggregate, when added to the number of shares of Common Stock issued pursuant to the Exchange (in an amount of approximately 51,419,101 shares) (the "Exchange Shares"), would exceed 97.5% of the shares of the Issuer's Common Stock on a fully-diluted basis, "as converted" basis, the Automatic Conversion Price shall be re-adjusted so that the aggregate number of shares of Common Stock issuable upon the Automatic Conversion shall equal in the aggregate, when added to the Exchange Shares, 97.5% of the Issuer's Common Stock on a fully-diluted, "as converted" basis. The Automatic Conversion Price shall be adjusted from time to time in accordance with and subject to the provisions set forth in the Certificate of Designations.

        Redemption. The Issuer shall not be entitled to redeem or retire all or any part of the Series C Preferred Stock without the consent or affirmative vote of the holder of record of each share to be redeemed or retired.

        General Voting Rights. The Series C Preferred Stock shall vote with the Issuer's Common Stock, together as a class, on all matters on which the Common Stock is entitled to vote and each share of Series C Preferred Stock shall have that number of votes equal to the number of shares of Common Stock into which such share of Series C Preferred Stock would be convertible upon the Automatic Conversion as set forth in the Certificate of Designations (without requiring such conversion).

        Class Voting Rights. The Series C Preferred Stock shall not be entitled to vote separately as a class except as otherwise provided in the Certificate of Designations or required by Washington law. In the event voting as a separate voting group by the holders of the Series C Preferred Stock is expressly required by Washington law, any vote by the




                                (Page 34 of 45)
holders of Series C Preferred Stock as a separate voting group shall be effective if approved by a majority of the outstanding shares of Series C Preferred Stock at a meeting or by written consent.

        Required Approval by Holders of Series C Preferred Stock. At any time when there are outstanding any shares of Series C Preferred Stock, except where the vote or written consent of the holders of a greater number of shares is required by law or by the Articles of Incorporation of the Issuer, and in addition to any other vote required by law or the Articles of Incorporation, without the approval of the holders of two-thirds of the then outstanding shares of Series C Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case maybe) separately as a series, the Issuer will not: (1) amend or modify the Certificate of Designations; (2) authorize or issue, or increase the authorized amount of, any class or series of capital stock of the Issuer ranking on a parity or superior to the Series C Preferred Stock as to dividends or upon liquidation, dissolution or winding up; (3) repeal, amend, restate or otherwise modify any provision of the Issuer's Articles of Incorporation, excluding, however, the creation, authorization, issuance and/or increase of any class or series of capital stock of the Issuer that ranks junior to the Series C Preferred Stock as to dividends and upon liquidation, dissolution or winding up; (4) consent to (i) the acquisition of the Issuer by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) in which a majority of the outstanding capital stock of the Issuer or surviving entity is held by persons who were not stockholders of the Issuer prior to such transaction(s), or (ii) the sale of all or substantially all of the assets of the Issuer; (5) consent to the liquidation, dissolution or winding up of the Issuer; (6) purchase or set aside any sums for the purchase of any shares of stock; (7) change the authorized number of directors of the Issuer from five
(5); or (8) agree to do any of the foregoing.

        Voting for Directors. The holders of the Series C Preferred Stock then outstanding shall be entitled, voting together as a class, to elect all five (5) directors of the Issuer at each election of directors. Pursuant to this provision, Messrs. Robert A. Hamwee, Matthew Kaufman, Carl Goldsmith, Richard Detweiler and Donald A. Wright are currently serving on the Board of Directors.

CONVERSION ADJUSTMENT AGREEMENT

        Pursuant to the Conversion Adjustment Agreement dated March 19, 2002 by and among the Issuer and the Holders named therein (the "Conversion Adjustment Agreement"), the Holders and the Issuer have agreed that due to the distribution of the securities issued in the Exchange via the book-entry system of The Depository Trust Company ("DTC") and the effects of rounding down to the nearest whole share, there shall be a conversion adjustment to the number of shares of Common Stock to be received by each Holder upon an Automatic Conversion. Pursuant to the Conversion Adjustment Agreement, notwithstanding the provisions set forth in the Certificate of Designations or the number of shares of shares of Series C Preferred Stock received by each Holder in the Exchange, the Automatic Conversion shall be calculated on a pro-rata basis as determined by the aggregate principal amount of Notes tendered by such Holder in relation to the aggregate principal amount of Notes tendered by all of the Holders in the Exchange, the




                                (Page 35 of 45)
aggregate principal amount of which shall be $63,700,000. This adjustment is designed solely to effect the true economic transaction agreed to between the Issuer and the Holders and to resolve any disproportionate distributions of the Series C Preferred Stock that would otherwise arise as a result of the rounding down of shares in DTC's book-entry system.

        The description contained in this Item 6 of the Conversion Adjustment Agreement is qualified in its entirety by reference to the full text of the Conversion Adjustment Agreement which is incorporated by reference herein and included as Exhibit 13 hereto.

NEW SENIOR NOTES

        The Issuer repaid its outstanding senior secured debt (the "Senior Debt") for which DDJ Capital Management acted as agent on behalf of the lenders on March 19, 2002 with the approximately $22.0 million of gross proceeds from the sale of new Senior Secured Notes (the "New Senior Notes"). GSC Recovery II, L.P.; GSC Recovery IIA, L.P.; GSC Partners CDO Fund, Limited and GSC Partners CDO Fund II, Limited, each an affiliate of the Reporting Persons, purchased the New Senior Notes from Jefferies & Company, Inc., as initial purchaser pursuant to the Note Purchase Agreement dated March 19, 2002 (the "Note Purchase Agreement") and pursuant to Rule 144A under the Securities Act of 1933, as amended. The Issuer utilized the proceeds from the sale of the New Senior Notes to repay the Senior Debt, for working capital, to pay certain fees and expenses of the Issuer's restructuring and for general corporate purposes. The New Senior Notes were issued in $36.0 million aggregate principal amount and bear interest at a rate of 5.0% per annum. Interest on the New Senior Notes is be payable semi-annually in cash. The Issuer's U.S. subsidiaries named in the Note Purchase Agreement executed a Subsidiary Guaranty, unconditionally guaranteeing the principal of, and premium, if any, and interest on the New Senior Notes in accordance with the provisions of the Note Purchase Agreement. The New Senior Notes mature on May 1, 2007, but the Issuer may redeem the New Senior Notes in full or in part at any time prior to the maturity date at a premium over the principal amount of the New Senior Notes that declines over time. The Issuer shall, within ninety (90) days of any Change of Control (as defined in the Note Purchase Agreement), give written notice of such Change of Control to the holders of the New Senior Notes continuing and constituting an offer (the "Change of Control Offer") to repurchase all or, at the option of any holder, part (equal to $1,000,000 or an integral multiple thereof) of the Outstanding Accreted Principal Amount of the Notes (as defined in the Note Purchase Agreement) held by such holder. The offer price in any Change of Control Offer will be equal to a specified percentage of the Accreted Principal Amount of the Notes, together with accrued and unpaid interest to the date of repurchase. The percentage ranges from 104% to 100% depending upon when the Change of Control Offer occurs.

        As soon as practicable after the end of each fiscal year of the Issuer, and in any event no later than August 31 of each year, the Issuer shall make an offer to all Holders to purchase the maximum outstanding Accreted Principal Amount of Notes that may be purchased with 100% of the Excess Cash Flow of the Issuer (as defined in the Note Purchase Agreement) for the immediately preceding fiscal year (each such offer, an




                                (Page 36 of 45)

"Excess Cash Flow Offer"). The offer price in any Excess Cash Flow Offer will be equal to the Accreted Principal Amount of the Notes a premium ranging from 104% to 100% depending upon when the Excess Cash Flow Offer occurs, together with accrued and unpaid interest to the date of repurchase, and will be payable in cash.

EVENTS OF DEFAULT

        The Note Purchase Agreement defines an "Event of Default" to include, among other things, (1) failure of the Issuer to pay any principal or Offer Payment (as defined in the Note Purchase Agreement), if any, on any New Senior Note when due, whether at stated maturity or at a date fixed for payment, prepayment, by an acceptance of an Offer (as defined in the Note Purchase Agreement), by acceleration or otherwise, (2) failure of the Issuer to pay any other Obligation (as defined in the Note Purchase Agreement), when due, whether at stated maturity, or at a date fixed for payment, prepayment, by an acceptance of an Offer by acceleration or otherwise and such failure shall continue for a period of five (5) days, (3) (i) failure of the Issuer to perform, comply with or observe any term, covenant or agreement applicable to it contained in Section 9 of the Note Purchase Agreement; or (ii) failure of the Issuer or any of its Subsidiaries (as defined in the Note Purchase Agreement) to perform, comply with or observe any other term, covenant or agreement applicable to it in the Note Purchase Agreement (other than a provision covered by subparagraph (i) above) or in any other Operative Agreement (as defined in the Note Purchase Agreement) and the failure shall continue unremedied for five (5) business days after the delivery by the holders of written notice to the Issuer of such failure, (4) any representation or warranty made or deemed made by the Issuer or any of its Subsidiaries in the Note Purchase Agreement, the other Operative Agreements or any other agreement, document, instrument or in any certificate furnished to the holders pursuant to the terms of any thereof shall prove to have been false or misleading as of the time made or furnished in any material respect, (5) the Issuer or any of its Subsidiaries shall commence any case, proceeding or other action relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, (6) the Company or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Debt (as defined in the Note Purchase Agreement) or in the payment of any Guarantee (as defined in the Note Purchase Agreement) the aggregate principal amount of the series of Debt under which such Debt is issued and the aggregate principal amount of the obligation guaranteed by such Guarantee equals or exceeds $200,000; or (ii) default in the observance or performance of any other agreement or condition relating to any such Debt or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, (7) any covenant, agreement or obligation of any party contained in or evidenced by any Operative Agreement shall cease to be enforceable in accordance with its terms,
(8) any of the other Operative Agreements shall cease for any reason to be in full force and effect (other than in accordance with the terms hereof or thereof), (9) any court or other governmental authority shall issue a final judgment, order, decree or ruling for the payment of money, and such judgment is in an amount in excess of $200,000, (10) any security interest or Lien purported to be created by any of the Collateral Documents (as defined in the Note




                                (Page 37 of 45)

Purchase Agreement) shall cease to be valid and (to the extent required by the Collateral Documents) perfected, and (11) the holders of all or any of the PIK Notes shall accelerate the maturity of all or any the PIK Notes or any of the PIK Notes shall be prepaid, redeemed or repurchased in whole or part.

        The New Senior Notes are secured by all of the assets of the Issuer and its U.S. subsidiaries and rank senior as to liquidation to all other debt of the Issuer and its U.S. subsidiaries. The New Senior Notes are also secured by the pledge of the stock of the Issuer's non-U.S. subsidiaries. The New Senior Notes contain customary covenants, including without limitation a restriction on the Issuer's ability to incur additional indebtedness.

        The description contained in this Item 6 of the New Senior Notes is qualified in its entirety by reference to the full text of the Note Purchase Agreement, Subsidiary Guaranty, Security Agreement and Stock Pledge Agreement and which are incorporated by reference herein and included as Exhibits 8, 10, 11 and 12, respectively, hereto.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

              Description

        1. Exchange Agreement by and among Pacific Aerospace & Electronics, Inc. (the "Company"), Aeromet America, Inc., Balo Precision Parts, Inc., Cashmere Manufacturing Co., Inc., Ceramic Devices, Inc., Electronic Specialty Corporation, Northwest Technical Industries, Inc., Pacific Coast Technologies, Inc., PA&E International, Inc., Seismic Safety Products, Inc. and Skagit Engineering & Manufacturing, Inc. and certain holders of the Company's 11 1/4% Senior Subordinated Notes due 2005, dated as of March 19, 2002.*

        2. Amendment to Exchange Agreement by and among the Company, Aeromet America, Inc., Balo Precision Parts, Inc., Cashmere Manufacturing Co., Inc., Ceramic Devices, Inc., Electronic Specialty Corporation, Northwest Technical Industries, Inc., Pacific Coast Technologies, Inc., PA&E International, Inc., Seismic Safety Products, Inc. and Skagit Engineering & Manufacturing, Inc. and certain holders of the Company's 11 1/4% Senior Subordinated Notes due 2005, dated as of March 19, 2002.

        3. Designation of Rights and Preferences of Series C Voting Convertible Preferred Stock of Pacific Aerospace & Electronics, Inc.*




                                (Page 38 of 45)

        4.    Form of Global Preferred Stock Certificate.*

        5. Indenture dated as of March 19, 2002, among Pacific Aerospace & Electronics, Inc., as issuer, Aeromet America, Inc., Balo Precision Parts, Inc., Cashmere Manufacturing Co., Inc., Ceramic Devices, Inc., Electronic Specialty Corporation, Northwest Technical Industries, Inc., Pacific Coast Technologies, Inc., PA&E International, Inc., Seismic Safety Products, Inc. and Skagit Engineering & Manufacturing, Inc., each as guarantors, and U.S. Bank National Association, as trustee.*

        6.    Global 10% Senior Subordinated Pay-In-Kind Note due 2007*

        7. Subsidiary Guarantee dated March 19, 2002 executed by Balo Precision Parts, Inc., Cashmere Manufacturing Co., Inc., Ceramic Devices, Inc., Electronic Specialty Corporation, Northwest Technical Industries, Inc., Pacific Coast Technologies, Inc., PA&E International, Inc., Seismic Safety Products, Inc. and Skagit Engineering & Manufacturing, Inc. in favor of the holders of 10% Senior Subordinated Pay-In-Kind Notes due 2007.*

        8. Note Purchase Agreement by and among Pacific Aerospace & Electronics, Inc., the Initial Purchaser and First Union National Bank dated as of March 19, 2002.*

        9.    5.0% Senior Secured Note due May 1, 2007.*

        10. Subsidiary Guaranty Agreement dated March 25, 2002, executed by Aeromet America, Inc., Balo Precision Parts, Inc., Cashmere Manufacturing Co., Inc., Ceramic Devices, Inc., Electronic Specialty Corporation, Northwest Technical Industries, Inc., Pacific Coast Technologies, Inc., PA&E International, Inc., Seismic Safety Products, Inc., and Skagit Engineering & Manufacturing, Inc., in favor of the holders of 5% senior secured notes due 2007 and First Union National Bank, as collateral agent.*

        11. Security Agreement dated as of March 25, 2002, by and among Pacific Aerospace & Electronics, Inc., Aeromet America, Inc., Balo Precision Parts, Inc., Cashmere Manufacturing Co., Inc., Ceramic Devices, Inc., Electronic Specialty Corporation, Northwest Technical Industries, Inc., Pacific Coast Technologies, Inc., PA&E International, Inc., Seismic Safety Products, Inc., Skagit Engineering & Manufacturing, Inc., and First Union National Bank, as collateral agent.*

        12. Stock Pledge Agreement dated as of March 25, 2002, by and among Pacific Aerospace & Electronics, Inc., PA&E International, Inc. and First Union National Bank, as collateral




                                (Page 39 of 45)
              agent.*

        13. Conversion Adjustment Agreement dated as of March 19, 2002, by and among Pacific Aerospace & Electronics, Inc., GSCP Recovery, Inc., GSC Recovery II, L.P., Alliance Capital Management L.P., M.W. Post Advisory Group, L.L.C., William E. Simon & Sons Special Situation Partners II, L.P. and HBK Master Fund L.P.*

        14. Joint Filing Agreement dated as of May 31, 2002 by and among the Reporting Persons.

* Incorporated by reference from the Issuer's filing on Form 8-K filed with the Securities and Exchange Commission on April 3, 2002.




                                (Page 40 of 45)

                                    SIGNATURE

        After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  May 31, 2002

             GSCP RECOVERY, INC.


             By: /s/ Matthew C. Kaufman
                 ------------------------------
                 Name:  Matthew C. Kaufman
                 Title: Managing Director

             GSC RECOVERY II, L.P.

             By:  GSC Recovery II GP, L.P.,
                  its general partner

             By:  GSC RII, LLC,
                  its general partner

             By:  GSCP (NJ) Holdings, L.P.,
                  its sole member

             By:  GSCP (NJ), Inc.,
                  its general partner


             By: /s/ Matthew C. Kaufman
                 ------------------------------
                 Name:  Matthew C. Kaufman
                 Title: Managing Director

             GSC RECOVERY II GP, L.P.

             By:  GSC RII, LLC,
                  its general partner

             By:  GSCP (NJ) Holdings, L.P.,
                  its sole member

             By:  GSCP (NJ), Inc.,
                  its general partner


             By: /s/ Matthew C. Kaufman
                 ------------------------------
                 Name:  Matthew C. Kaufman
                 Title: Managing Director




                                (Page 41 of 45)

             GSC RII, LLC

             By:  GSCP (NJ) Holdings, L.P.,
                  its sole member

             By:  GSCP (NJ), Inc.,
                  its general partner


             By: /s/ Matthew C. Kaufman
                 ------------------------------
                 Name:  Matthew C. Kaufman
                 Title: Managing Director

             GSCP (NJ) HOLDINGS, L.P.

             By:  GSCP (NJ), Inc.,
                  its general partner


             By: /s/ Matthew C. Kaufman
                 ------------------------------
                 Name:  Matthew C. Kaufman
                 Title: Managing Director

             GSCP (NJ), INC.


             By: /s/ Matthew C. Kaufman
                 ------------------------------
                 Name:  Matthew C. Kaufman
                 Title: Managing Director

             GREENWICH STREET CAPITAL PARTNERS II, L.P.
             GSCP OFFSHORE FUND, L.P.
             GREENWICH FUND, L.P.
             GREENWICH STREET EMPLOYEES FUND, L.P.
             TRV EXECUTIVE FUND, L.P.
             By:  Greenwich Street Investments II, L.L.C., its General Partner:


             By: /s/ Matthew C. Kaufman
                 ------------------------------
                 Name:  Matthew C. Kaufman
                 Title: Managing Director




                                (Page 42 of 45)

             GREENWICH STREET INVESTMENTS II, L.L.C.


             By: /s/ Matthew C. Kaufman
                 ------------------------------
                 Name:  Matthew C. Kaufman
                 Title: Managing Director

             GSCP (NJ), L.P.

             By: GSCP (NJ), Inc., its General Partner:


             By: /s/ Matthew C. Kaufman
                 ------------------------------
                 Name:  Matthew C. Kaufman
                 Title: Managing Director

             GSCP (NJ), INC.


             By: /s/ Matthew C. Kaufman
                 ------------------------------
                 Name:  Matthew C. Kaufman
                 Title: Managing Director

             Keith W. Abell, Alfred C. Eckert III, Robert A. Hamwee, Richard M. Hayden, Thomas V. Inglesby, Matthew C. Kaufman, Sanjay H. Patel and Christine K. Vanden Beukel



             By: /s/ Matthew C. Kaufman
                 ------------------------------
                 as Attorney-in-Fact*

             By: /s/ Andrew Wagner
                 ------------------------------
                 as Attorney-in-Fact*

             * Attorneys-in-Fact under Power of Attorney dated January 4, 2002 as filed with the SEC as Exhibit 7(L) to the Schedule 13D/A filed by Greenwich Street Capital Partners II, L.P. et al. on January 4, 2002 and incorporated by reference.




                                (Page 43 of 45)

                                  EXHIBIT INDEX


Exhibit No.    Description
-----------    -----------

    1.         Exchange Agreement by and among Pacific Aerospace & Electronics,
               Inc. (the "Company"), Aeromet America, Inc., Balo Precision
               Parts, Inc., Cashmere Manufacturing Co., Inc., Ceramic Devices,
               Inc., Electronic Specialty Corporation, Northwest Technical
               Industries, Inc., Pacific Coast Technologies, Inc., PA&E
               International, Inc., Seismic Safety Products, Inc. and Skagit
               Engineering & Manufacturing, Inc. and certain holders of the Company's 11 1/4% Senior Subordinated Notes due 2005, dated as of
               March 19, 2002.*

    2.         Amendment to Exchange Agreement by and among the Company, Aeromet
               America, Inc., Balo Precision Parts, Inc., Cashmere Manufacturing
               Co., Inc., Ceramic Devices, Inc., Electronic Specialty
               Corporation, Northwest Technical Industries, Inc., Pacific Coast
               Technologies, Inc., PA&E International, Inc., Seismic Safety
               Products, Inc. and Skagit Engineering & Manufacturing, Inc. and certain holders of the Company's 11 1/4% Senior Subordinated
               Notes due 2005, dated as of March 19, 2002.

    3.         Designation of Rights and Preferences of Series C Voting
               Convertible Preferred Stock of Pacific Aerospace & Electronics,
               Inc.*

    4.         Form of Global Preferred Stock Certificate.*

    5.         Indenture dated as of March 19, 2002, among Pacific Aerospace &
               Electronics, Inc., as issuer, Aeromet America, Inc., Balo
               Precision Parts, Inc., Cashmere Manufacturing Co., Inc., Ceramic
               Devices, Inc., Electronic Specialty Corporation, Northwest
               Technical Industries, Inc., Pacific Coast Technologies, Inc.,
               PA&E International, Inc., Seismic Safety Products, Inc. and
               Skagit Engineering & Manufacturing, Inc., each as guarantors, and
               U.S. Bank National Association, as trustee.*

    6.         Global 10% Senior Subordinated Pay-In-Kind Note due 2007*

    7.         Subsidiary Guarantee dated March 19, 2002 executed by Balo
               Precision Parts, Inc., Cashmere Manufacturing Co., Inc., Ceramic
               Devices, Inc., Electronic Specialty Corporation, Northwest
               Technical Industries, Inc., Pacific Coast Technologies, Inc.,
               PA&E International, Inc., Seismic Safety Products, Inc. and
               Skagit Engineering & Manufacturing, Inc. in favor of the holders of 10% Senior Subordinated Pay-In-




                             (Page 44 of 45 Pages)


               Kind Notes due 2007.*

    8.         Note Purchase Agreement by and among Pacific Aerospace &
               Electronics, Inc., the Initial Purchaser and First Union National
               Bank dated as of March 19, 2002.*

    9.         5.0% Senior Secured Note due May 1, 2007.*

    10.        Subsidiary Guaranty Agreement dated March 25, 2002, executed by
               Aeromet America, Inc., Balo Precision Parts, Inc., Cashmere
               Manufacturing Co., Inc., Ceramic Devices, Inc., Electronic
               Specialty Corporation, Northwest Technical Industries, Inc.,
               Pacific Coast Technologies, Inc., PA&E International, Inc.,
               Seismic Safety Products, Inc., and Skagit Engineering &
               Manufacturing, Inc., in favor of the holders of 5% senior secured notes due 2007 and First Union National Bank, as collateral agent.*

    11. Security Agreement dated as of March 25, 2002, by and among Pacific Aerospace & Electronics, Inc., Aeromet America, Inc.,
               Balo Precision Parts, Inc., Cashmere Manufacturing Co., Inc.,
               Ceramic Devices, Inc., Electronic Specialty Corporation,
               Northwest Technical Industries, Inc., Pacific Coast Technologies,
               Inc., PA&E International, Inc., Seismic Safety Products, Inc.,
               Skagit Engineering & Manufacturing, Inc., and First Union
               National Bank, as collateral agent.*

    12.        Stock Pledge Agreement dated as of March 25, 2002, by and among
               Pacific Aerospace & Electronics, Inc., PA&E International, Inc.
               and First Union National Bank, as collateral agent.*

    13. Conversion Adjustment Agreement dated as of March 19, 2002, by and among Pacific Aerospace & Electronics, Inc., GSCP Recovery,
               Inc., GSC Recovery II, L.P., Alliance Capital Management L.P.,
               M.W. Post Advisory Group, L.L.C., William E. Simon & Sons Special
               Situation Partners II, L.P. and HBK Master Fund L.P.*

    14. Joint Filing Agreement dated as of May 31, 2002 by and among the Reporting Persons.


* Incorporated by reference from the Issuer's filing on Form 8-K filed with the Securities and Exchange Commission on April 3, 2002.




                                (Page 45 of 45)